Exhibit 99.3
Explanatory Note

During the three months ended March 31, 2017, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and our previously announced planned exit from the Individual Commercial medical business on January 1, 2018. Additionally, we renamed our Group segment to the Group and Specialty segment, and began presenting the Individual Commercial business results as a separate segment rather than as part of the Retail segment. Specialty health insurance benefits, including dental, vision, other supplemental health, and financial protection products, marketed to individuals are now included in the Group and Specialty segment. Specialty health insurance benefits marketed to employer groups continue to be included in the Group and Specialty segment. As a result of this realignment, our reportable segments now include Retail, Group and Specialty, Healthcare Services, and Individual Commercial. Prior period segment financial information has been recast to conform to the 2017 presentation. See Note 17 for segment financial information. Management's discussion and analysis set forth in this Exhibit 99.3 has been revised from the management's discussion and analysis included in "Item 7" to Humana's Annual Report on Form 10-K for the year ended December 31, 2016 (which we refer to as the "2016 Form 10-K") to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new segment presentation. Revisions are highlighted in blue font. "Item 7" set forth below has not been revised to reflect events or developments subsequent to February 17, 2017, the date that Humana filed the 2016 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2016 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017.
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS WITH RETROSPECTIVE APPLICATION OF SEGMENTS
Executive Overview
General
Humana Inc., headquartered in Louisville, Kentucky, is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.
Our industry relies on two key statistics to measure performance. The benefit ratio, which is computed by taking total benefits expense as a percentage of premiums revenue, represents a statistic used to measure underwriting profitability. The operating cost ratio, which is computed by taking total operating costs, excluding depreciation and amortization, as a percentage of total revenue less investment income, represents a statistic used to measure administrative spending efficiency.
Aetna Merger
On July 2, 2015, we entered into an Agreement and Plan of Merger, which we refer to in this report as the Merger Agreement, with Aetna Inc. and certain wholly owned subsidiaries of Aetna Inc., which we refer to collectively as Aetna, which sets forth the terms and conditions under which we agreed to merge with, and become a wholly owned subsidiary of Aetna, a transaction we refer to in this report as the Merger.
The Merger was subject to customary closing conditions, including, among other things, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of necessary approvals under state insurance and healthcare laws and regulations and pursuant to certain licenses of certain of Humana’s subsidiaries, and (ii) the absence of legal restraints and prohibitions on the consummation of the Merger.

On December 22, 2016, in order to extend the “End Date” (as defined in the Merger Agreement), Aetna and Humana each agreed to waive until 11:59 p.m. (Eastern time) on February 15, 2017 its right to terminate the Merger Agreement due to a failure of the Mergers to have been completed on or before December 31, 2016.
On July 21, 2016, the U.S. Department of Justice and the attorneys general of certain U.S. jurisdictions filed a civil antitrust complaint in the U.S. District Court for the District of Columbia against us and Aetna, alleging that the Merger would violate Section 7 of the Clayton Antitrust Act and seeking a permanent injunction to prevent the Merger from being completed. On January 23, 2017, the Court ruled in favor of the DOJ and granted a permanent injunction of the proposed transaction. On February 14, 2017, we and Aetna agreed to mutually terminate the Merger Agreement, as our Board determined that an appeal of the Court's ruling would not be in the best interest of our stockholders. Under terms of the Merger Agreement, we are entitled to a breakup fee of $1 billion.
Business Segments
During the three months ended March 31, 2017, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and our previously announced planned exit from the Individual Commercial medical business on January 1, 2018. Additionally, we renamed our Group segment to the Group and Specialty segment, and began presenting the Individual Commercial business results as a separate segment rather than as part of the Retail segment. Specialty health insurance benefits, including dental, vision, other supplemental health, and financial protection products, marketed to individuals are now included in the Group and Specialty segment. Specialty health insurance benefits marketed to employer groups continue to be included in the Group and Specialty segment. As a result of this realignment, our reportable segments now include Retail, Group and Specialty, Healthcare Services, and Individual Commercial. Prior period segment financial information has been recast to conform to the 2017 presentation. See Note 17 to the consolidated financial statements included in Item 8. - Financial Statements and Supplementary Data for segment financial information.

We manage our business with four reportable segments: Retail, Group and Specialty, Healthcare Services, and Individual Commercial. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.
The Retail segment consists of Medicare benefits, marketed to individuals or directly via group accounts. In addition, the Retail segment also includes our contract with CMS to administer the LI-NET prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-based contracts. The Group and Specialty segment consists of employer group commercial fully-insured medical and specialty health insurance benefits marketed to individuals and employer groups, including dental, vision, and other supplemental health, financial protection products and voluntary insurance benefits, as well as administrative services only, or ASO products. In addition, our Group and Specialty segment includes our health and wellness products (primarily marketed to employer groups) and military services business, primarily our TRICARE South Region contract. The Healthcare Services segment includes services offered to our health plan members as well as to third parties, including pharmacy solutions, provider services, clinical care services, as well as services and capabilities to advance population health. The Individual Commercial segment consists of our individual commercial fully-insured medical health insurance benefits. We will continue to report under the category of Other Businesses those businesses which do not align with the reportable segments described above, primarily our closed-block long-term care insurance policies.
The results of each segment are measured by income before income taxes. Transactions between reportable segments primarily consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and clinical care services to our Retail, Group and Specialty, and Individual Commercial segment customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often use the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at a corporate level. These corporate amounts are reported separately from our reportable segments and are included with intersegment eliminations.
Seasonality
One of the product offerings of our Retail segment is Medicare stand-alone prescription drug plans, or PDPs, under the Medicare Part D program. Our quarterly Retail segment earnings and operating cash flows are impacted by the Medicare Part D benefit design and changes in the composition of our membership. The Medicare Part D benefit design results in coverage that varies as a member’s cumulative out-of-pocket costs pass through successive stages of a member’s plan period, which begins annually on January 1 for renewals. These plan designs generally result in us sharing a greater portion of the responsibility for total prescription drug costs in the early stages and less in the latter stages. As a result, the PDP benefit ratio generally decreases as the year progresses. In addition, the number of low-income senior members as well as year-over-year changes in the mix of membership in our stand-alone PDP products affects the quarterly benefit ratio pattern.
In addition, the Retail segment also experiences seasonality in the operating cost ratio as a result of costs incurred in the second half of the year associated with the Medicare marketing seasons.
Our Group and Specialty segment also experiences seasonality in the benefit ratio pattern. However, the effect is opposite of Medicare stand-alone PDP in the Retail segment, with the Group and Specialty segment’s benefit ratio increasing as fully-insured members progress through their annual deductible and maximum out-of-pocket expenses.
Certain of our fully-insured individual commercial medical products in our Individual Commercial segment experience seasonality in the benefit ratio akin to the Group and Specialty segment, including the effect of existing previously underwritten members transitioning to policies compliant with the Health Care Reform Law with us and other carriers. As previously underwritten members transition, it results in policy lapses and the release of reserves for future policy benefits partially offset by the recognition of previously deferred acquisition costs. These policy lapses generally occur during the first quarter of the new coverage year following the open enrollment period reducing the benefit ratio in the first quarter. The recognition of a premium deficiency reserve for our individual commercial medical business compliant with the Health Care Reform Law in the fourth quarter of 2015, and subsequent changes in estimates, also impact the quarterly benefit ratio pattern for this business in 2016 and 2015.
Highlights
Consolidated

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On February 14, 2017, we and Aetna agreed to mutually terminate the Merger Agreement. We also announced that the Board had approved a new authorization for share repurchases of up to $2.25 billion of our common stock exclusive of shares repurchased in connection with employee stock plans, expiring on December 31, 2017. Under this new authorization, we expect to complete a $1.5 billion accelerated share repurchase program in the first quarter of 2017. Under terms of the Merger Agreement, we are entitled to a breakup fee of $1 billion.

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Our 2016 results reflect the continued implementation of our strategy to offer our members affordable health care combined with a positive consumer experience in growing markets. At the core of this strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused, provided by both employed physicians and physicians with network contract arrangements. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience. We believe this strategy is positioning us for long-term growth in both membership and earnings. We offer providers a continuum of opportunities to increase the integration of care and offer assistance to providers in transitioning from a fee-for-service to a value-based arrangement. These include performance bonuses, shared savings and shared risk relationships. At December 31, 2016, approximately 1,816,300 members, or 64.0%, of our individual Medicare Advantage members were in value-based relationships under our integrated care delivery model, as compared to 1,633,100 members, or 59.3%, at December 31, 2015.

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On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers, unrelated to us, against HHS to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. On November 18, 2016, HHS issued a memorandum indicating a significant funding shortfall for the 2015 coverage year, the second consecutive year of significant shortfalls. Given the successful challenge of the risk corridor provisions in court, Congressional inquiries into the funding of the risk corridor program, and significant funding shortfalls under the first two years of the program, during the fourth quarter of 2016 we wrote-off $583 million ($367 million after-tax, or $2.43 per diluted common share) in risk corridor receivables outstanding as of September 30, 2016, including $415 million associated with the 2014 and 2015 coverage years. At December 31, 2016, we estimate that we are entitled to collect a total of $619 million from HHS under the commercial risk corridor program for the 2014 through 2016 program years.

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In the fourth quarter of 2016, we increased the future policy benefits expense by approximately $505 million ($318 million after tax, or $2.11 per diluted common share) for reserve strengthening associated with our closed block of long-term care insurance policies. This increase primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment, and an increase in policyholder life expectancies.

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As discussed in the Individual Commercial segment highlights that follow, during 2015, we recognized a premium deficiency reserve of approximately $176 million for certain of our individual commercial medical products for the 2016 coverage year. During 2016, we increased this premium deficiency reserve associated with the 2016 coverage year by $208 million, or $0.87 per diluted common share.

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During 2016, we recorded transaction and integration planning costs in connection with the Merger of approximately $104 million, or $0.64 per diluted common share. During 2015, we recorded transaction costs in connection with the Merger of approximately $23 million, or $0.14 per diluted common share. Certain costs associated with the transaction were not deductible for tax purposes.

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On June 1, 2015, we completed the sale of our wholly owned subsidiary, Concentra Inc., or Concentra, to MJ Acquisition Corporation, a joint venture between Select Medical Holdings Corporation and Welsh, Carson, Anderson & Stowe XII, L.P., a private equity fund, for approximately $1,055 million in cash, excluding approximately $22 million of transaction costs. In connection with the sale, we recognized a pre-tax gain, net of transaction costs, of $270 million, or $1.57 per diluted common share in 2015.

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Excluding the impact of the risk corridor receivables write-off, the long-term care reserve strengthening, the premium deficiency reserve recorded for the 2016 coverage year, and the sale of Concentra in 2015, the increase in pretax income primarily was due to year-over-year improvements in results for our individual Medicare Advantage business and Healthcare Services segment as well as increased profitability in our state-based contracts business.

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Year-over-year comparisons of the operating cost ratio are impacted by the completion of the sale of Concentra on June 1, 2015. Concentra carried a higher operating cost ratio than our Group and Specialty and Retail segments. This was partially offset by the risk corridor receivables write-off.

•	Investment income decreased $85 million in 2016, primarily due to lower realized capital gains in 2016 and lower interest rates partially offset by a higher average invested balance.

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As disclosed in Note 2 to the consolidated financial statements included in this report, we elected to early adopt new accounting guidance related to accounting for employee share-based payments, which changes how income tax effects of employee share-based payments are recorded. We adopted this guidance prospectively effective January 1, 2016. The adoption of this new guidance resulted in the recognition of approximately $20 million of tax benefits in net income, or $0.12 per diluted common share, in the first quarter of 2016.

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Operating cash flow provided by operations was $1.9 billion for the year ended December 31, 2016 as compared to operating cash flow provided by operations of $868 million for the year ended December 31, 2015. The increase in operating cash flow primarily was due to significantly favorable working capital items and higher earnings exclusive of the commercial risk corridor receivables write-off and the long-term care reserve strengthening in 2016, as well as the gain on sale of Concentra and the recognition of the premium deficiency reserve in 2015 discussed previously. The working capital changes year-over-year primarily reflect lower income tax payments, changes in the net receivable balance associated with the premium stabilization programs established under health care reform, or the 3R's, and the timing of payroll cycles resulting in one less payroll cycle in 2016, partially offset by the timing of payments for benefits expense.

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In 2016, we paid the federal government $916 million for the annual non-deductible health insurance industry fee compared to our payment of $867 million in 2015. This fee is not deductible for tax purposes, which significantly increased our effective income tax rate beginning in 2014. The health insurance industry fee is further described below under the section titled "Health Care Reform." The Consolidated Appropriations Act, 2016, enacted on December 18, 2015, included a one-time one year suspension in 2017 of the health insurer fee. This suspension will significantly reduce our operating costs and effective tax rate in 2017. Our effective tax rate for 2017 is expected to be approximately 36% to 37%. The decline in the effective tax rate primarily is due to the suspension of the annual health insurance industry fee in 2017.

•	We paid dividends to stockholders of $177 million in 2016 as compared to $172 million in 2015.
Retail Segment

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On February 1, 2017, CMS issued its preliminary 2018 Medicare Advantage and Part D payment rates and proposed policy changes, which we refer to collectively as the Advance Notice. CMS has invited public comment on the Advance Notice before publishing final rates on April 3, 2017 (the Final Notice). In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 0.25 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee-for-service county rebasing/re-pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice. CMS' estimate includes 40 basis points of negative impact associated with Star quality bonuses sector-wide. Excluding that item, CMS' estimate would be a 0.65 percent increase. Based on our preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS' website, we anticipate the proposals in the Advance Notice would result in a change to our benchmark funding relatively in line with CMS' estimate, excluding the impact attributable to Star quality bonuses. We believe we can design our 2018 Medicare Advantage plan filings, including the applicable level of rate changes, to remain competitive compared to both the combination of original Medicare with a supplement policy and Medicare Advantage products offered by our competitors. Failure to execute these strategies may result in a material adverse effect on our results of operations, financial position, and cash flows.

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The achievement of Star Ratings of four or higher qualifies Medicare Advantage plans for premium bonuses. Star Ratings for the 2018 bonus year issued by CMS in October 2016 indicated that the percentage of our July 31, 2016 Medicare Advantage membership in 4-Star plans or higher declined to approximately 37% from approximately 78% of our July 31, 2015 Medicare Advantage membership. The decline in membership in 4- Star rated plans does not take into account certain operational actions discussed below that we have taken and intend to take over the coming months to mitigate any potential negative impact of these published ratings on Star bonus revenues for 2018.

We believe that the decline is primarily attributable to the impact of lower scores for certain Stars measures as a result of our 2015 comprehensive program audit by CMS. The Civil Monetary Penalty imposed by CMS following the audit resulted in a significant reduction to the Beneficiary Access and Plan Performance, or BAPP, measure. Additionally, an issue with the timeliness of appeal decisions noted in the audit resulted in automatic downgrades to two additional Star measures. Moreover, higher threshold levels for certain individual Star measures as compared to the previous year reduced our ratings on these measures. Thresholds for Star measures are calculated across the sector, without regard to weighted average membership of each plan. Together, these factors more than offset our improved Star rating performance in certain quality measures such as Healthcare Effectiveness Data and Information, or HEDIS.
Our Healthcare Effectiveness Data and Information Set, or HEDIS, measures, demonstrating the achievement of clinical outcomes, are at record-high results for the company. Accordingly, we believe that our Star ratings for the 2018 bonus year do not accurately reflect our actual performance under certain Star measures. Consequently, we filed for reconsideration of certain of those ratings under the appropriate administrative process. We are also evaluating our contract structures for rationalization to mitigate the negative impact on Star bonus revenues for 2018.
The ultimate financial impact to us related to 2018 Star bonus revenues is dependent upon multiple variables including, but not limited to, the number of Medicare Advantage members in 4-Star or higher rated plans and the geographic distribution of those members as well as a number of operational initiatives which would serve to mitigate the negative impact of our Star performance. Star results for the 2018 bonus year are not expected to materially impact our Medicare revenue for 2017 but could be material to 2018 Medicare revenues.

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In 2016, our Retail segment pretax income increased by $431 million, or 34.2%, from 2015 primarily driven by the year-over-year improvement in our individual Medicare Advantage and state-based Medicaid businesses.

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Our Medicare Advantage results improved year-over-year primarily due to lower utilization and favorable year-over-year comparisons of prior-period medical claims reserve development. Operational initiatives are centered around optimizing the performance of our clinical programs to reduce medical cost trend. In addition our Medicare Advantage membership increased year-over-year as discussed below.

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Individual Medicare Advantage membership of 2,837,600 at December 31, 2016 increased 84,200 members, or 3.1%, from 2,753,400 at December 31, 2015 reflecting net membership additions, particularly for our Medicare Advantage Health Maintenance Organization, or HMO, offerings. January 2017 individual Medicare Advantage membership approximated 2,848,000, increasing approximately 10,400 members from December 31, 2016 reflecting net membership additions during the recently completed Annual Election Period for Medicare beneficiaries, including the loss of approximately 450,800 members in plans no longer offered for 2017. For full year 2017, we anticipate net membership growth in our individual Medicare Advantage offerings of 30,000 to 40,000.

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Group Medicare Advantage membership of 355,400 at December 31, 2016 decreased 128,700 members, or 26.6%, from 484,100 at December 31, 2015 primarily reflecting the loss of a large account that moved to a private exchange offering on January 1, 2016. January 2017 group Medicare Advantage membership approximated 431,000, increasing approximately 75,600 members, or 21%, from December 31, 2016 reflecting net membership additions during the recently completed Annual Election Period for Medicare beneficiaries. For full year 2017, we expect net membership growth in our Group Medicare Advantage offerings of 70,000 to 80,000.

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Medicare stand-alone PDP membership of 4,951,400 at December 31, 2016 increased 393,500 members, or 8.6%, from 4,557,900 at December 31, 2015 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2016 plan year. January 2017 Medicare stand-alone PDP membership (excluding transitional growth from the LI-NET prescription drug plan program) increased approximately 222,600 members, or 4%, from December 31, 2016 to 5,174,000 members reflecting net membership additions during the recently completed Annual Election Period for Medicare beneficiaries. For full year 2017, we anticipate net membership growth in our Medicare stand-alone PDP offerings of 320,000 to 340,000.

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Our state-based Medicaid membership of 388,100 at December 31, 2016 increased 14,400 members, or 3.9%, from 373,700 at December 31, 2015 primarily driven by the addition of members under our Florida Medicaid contract.

Group and Specialty Segment

•	Group and Specialty segment pretax income was $344 million in 2016, an increase of $23 million, or 7.2%, from $321 million in 2015 driven by the improvement in the benefit ratio.

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On July 21, 2016, we were notified by the Defense Health Agency, or DHA, that we were awarded the TRICARE East Region contract, with delivery of health care services expected to commence on October 1, 2017. The new East Region is a combination of the current North Region and South Region. The next generation East Region and West Region contract awards are currently subject to protests by unsuccessful bidders in the U.S. Court of Federal Claims and before the DHA. Our current TRICARE South Region contract expires March 31, 2017.

Healthcare Services Segment

•	Year-over-year comparisons of results of operations are impacted by the completion of the sale of Concentra on June 1, 2015.

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As discussed in the detailed Healthcare Services segment results of operations discussion that follows, our Healthcare Services segment pretax income increased $74 million, or 7.2%, for the year ended December 31, 2016. This increase was primarily due to incremental earnings associated with revenue growth from our pharmacy solutions business as it increased mail-order penetration and served our growing individual Medicare membership, partially offset by ongoing pressures in our provider services business reflecting significantly lower Medicare rates year-over-year associated with CMS' risk coding recalibration for 2016 in geographies where our provider assets are primarily located.

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Programs to enhance the quality of care for members are key elements of our integrated care delivery model. At December 31, 2016, we enrolled approximately 622,300 Medicare Advantage members with complex chronic conditions in the Humana Chronic Care Program, a 5.4% increase compared with approximately 590,300 members at December 31, 2015, reflecting a greater focus on members living with the most chronic conditions. Enhanced predictive modeling capabilities and proactive clinical outreach and engagement of those members helped drive increased clinical care services participation, offset by the loss of engaged members associated with the group Medicare Advantage account that termed on January 1, 2016 as discussed previously. We continue to refine our clinical management programs to help optimize the quality of healthcare for our members and ensure appropriate returns on our investments.

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Membership in Go365TM (known as HumanaVitality® prior to January 2017), our wellness and loyalty rewards program, declined 7.2% to 3,649,100 at December 31, 2016 from 3,932,300 at December 31, 2015 reflecting a decline in group Medicare Advantage membership from the loss of the large account on January 1, 2016 and a decline in individual commercial medical membership.

Individual Commercial

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In 2016, our Individual Commercial segment pretax loss increased by $436 million, or 100.7%, from 2015 primarily driven by the the write-off of commercial risk corridor receivables, partially offset by the impact of the premium deficiency reserve recorded in the fourth quarter of 2015 associated with certain individual commercial medical policies from the 2016 coverage year as described further below and in the results of operations discussion that follows.

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Operating results for our individual commercial medical business compliant with the Health Care Reform Law have been challenged primarily due to unanticipated modifications in the program subsequent to the passing of the Health Care Reform Law, resulting in higher covered population morbidity and the ensuing enrollment and claims issues causing volatility in claims experience. We took a number of actions in 2015 that we believed would improve the profitability of our individual commercial medical business in 2016. These actions were subject to regulatory restrictions in certain geographies and included premium increases for the

2016 coverage year related generally to the first half of 2015 claims experience, the discontinuation of certain products as well as exit of certain markets for 2016, network improvements, enhancements to claims and clinical processes and administrative cost control. Despite these actions, the deterioration in the second half of 2015 claims experience together with 2016 open enrollment results that included the retention of many high-utilizing members for 2016 resulted in a probable future loss. As a result of our assessment in the fourth quarter of 2015 of the profitability of our individual commercial medical policies compliant with the Health Care Reform Law, we recorded in that quarter a provision for probable future losses (premium deficiency reserve) for the 2016 coverage year of $176 million, or $0.74 per diluted common share. In 2016, we increased the premium deficiency reserve for the 2016 coverage year by $208 million, primarily as a result of unfavorable current and projected claims experience at that time. As of December 31, 2016, we had no remaining premium deficiency reserve.
For 2017, we are offering on-exchange individual commercial medical plans in 11 states, a reduction from the 15 states in which we offered on-exchange coverage in 2016. In addition, we discontinued substantially all Health Care Reform Law compliant off-exchange individual commercial medical plans effective January 1, 2017. Our 2017 geographic presence for our individual commercial medical offerings covers 156 counties, down from our 2016 presence in 1,351 counties (covering both on-exchange and off-exchange offerings). Given recent competitor actions, including market exits resulting in the automatic assignment of members to our plans, as well as sales and renewal results from the open enrollment process, we now expect 2017 premiums associated with Health Care Reform Law compliant offerings to be in the range of $850 million to $900 million. By comparison, our full year 2016 premiums associated with Health Care Reform Law compliant offerings were $3.3 billion. The decrease from 2016 results reflects the adjustment to our geographic presence and product discontinuances, erosion of competitive position, partially offset by premium increases as well as the projected impact of certain competitor actions.
On February 14, 2017, we announced we are exiting our individual commercial medical businesses January 1, 2018. As discussed previously, we have worked over the past several years to address market and programmatic challenges in order to keep coverage options available wherever we could offer a viable product. This has included pursuing business changes, such as modifying networks, restructuring product offerings, reducing the company’s geographic footprint and increasing premiums. All of these actions were taken with the expectation that our individual commercial medical business would stabilize to the point where we could continue to participate in the program. However, based on our initial analysis of data associated with our healthcare exchange membership following the 2017 open enrollment period, we are seeing further signs of an unbalanced risk pool. Therefore, we have decided that we cannot continue to offer this coverage for 2018.

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Individual commercial medical membership of 654,800 at December 31, 2016 decreased 244,300 members, or 27.2%, from 899,100 at December 31, 2015 primarily reflecting the loss of on-exchange members due to product competitiveness, the loss of membership associated with the discontinuance of certain Health Care Reform Law compliant plans in 2016, the loss of membership associated with non-payment of premiums or termination by CMS due to lack of eligibility documentation, and the loss of members subscribing to plans that are not compliant with the Health Care Reform Law. At December 31, 2016, individual commercial medical membership in plans compliant with the Health Care Reform Law, both on-exchange and off-exchange, was 580,100 members, a decrease of 177,800 members or 23.5% from December 31, 2015.

January 2017 individual commercial medical membership approximated 204,000, including 152,000 enrolled in plans compliant with the Health Care Reform Law. The decline of approximately 450,800 members, or 68.8%, from December 31, 2016 reflects net membership declines during the on-going open enrollment period for healthcare exchanges and the impact of product and service area reductions.
Other Businesses

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As previously disclosed, in the fourth quarter of 2016, we increased future policy benefits expense by approximately $505 million for reserve strengthening associated with our closed block of long-term care insurance policies. This increase primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment, and an increase in policyholder life expectancies as discussed further in Note 18 to the consolidated financial statements included in Item 8. Financial Statements and Supplementary Data in this 2016 Form 10-K.
Health Care Reform
The Health Care Reform Law enacted significant reforms to various aspects of the U.S. health insurance industry. Certain significant provisions of the Health Care Reform Law include, among others, mandated coverage requirements, mandated benefits and guarantee issuance associated with commercial medical insurance, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of federally-facilitated or state-based exchanges coupled with programs designed to spread risk among insurers, and the introduction of plan designs based on set actuarial values. In addition, the Health Care Reform Law established insurance industry assessments, including an annual health insurance industry fee and a three-year $25 billion industry wide commercial reinsurance fee. The annual health insurance industry fee levied on the insurance industry was $8 billion in 2014 and $11.3 billion in each of 2015 and 2016, with increasing annual amounts starting in 2018, and is not deductible for income tax purposes, which significantly increased our effective income tax rate. Our effective tax rate for 2016 was approximately 60.5%. The Consolidated Appropriations Act, 2016, enacted on December 18, 2015, included a one-time one year suspension in 2017 of the health insurer fee. This suspension will significantly reduce our operating costs and effective tax rate in 2017. Our effective tax rate for 2017 is expected to be approximately 36% to 37%. The decline in the effective tax rate primarily is due to the suspension of the annual health insurance industry fee in 2017. The health insurance industry fee levied on the insurance industry was previously expected to be $14 billion in 2017. In 2016, we paid the federal government $916 million for the annual health insurance industry fee, a 5.7% increase from $867 million in 2015, primarily reflecting growth in our market share.
In addition, the Health Care Reform Law expands federal oversight of health plan premium rates and could adversely affect our ability to appropriately adjust health plan premiums on a timely basis. Financing for these reforms comes, in part, from material additional fees and taxes on us (as discussed above) and other health plans and individuals which began in 2014, as well as reductions in certain levels of payments to us and other health plans under Medicare as described in this 2016 Form 10-K.
As noted above, the Health Care Reform Law required the establishment of health insurance exchanges for individuals and small employers to purchase health insurance that became effective January 1, 2014, with an annual open enrollment period. Insurers participating on the health insurance exchanges must offer a minimum level of benefits and are subject to guidelines on setting premium rates and coverage limitations. We may be adversely selected by individuals who have a higher acuity level than the anticipated pool of participants in this market. In addition, the risk corridor, reinsurance, and risk adjustment provisions of the Health Care Reform Law, established to apportion risk for insurers, may not be effective in appropriately mitigating the financial risks related to our products, and audits of our submissions under these programs may result in returns of funds distributed. In addition, regulatory changes to the implementation of the Health Care Reform Law that allowed individuals to remain in plans that are not compliant with the Health Care Reform Law or to enroll outside of the annual enrollment period may have an adverse effect on our pool of participants in the health insurance exchange. In addition, states may impose restrictions on our ability to increase rates. All of these factors may have a material adverse effect on our results of operations, financial position, or cash flows if our premiums are not adequate or do not appropriately reflect the acuity of these individuals. Any variation from our expectations regarding acuity, enrollment levels, adverse selection, or other assumptions used in setting premium rates could have a material adverse effect on our results of operations, financial position, and cash flows and could impact our decision to participate or continue in the program in certain states. For 2017, we are offering on-exchange individual commercial medical plans in 11 states, a reduction from the 15 states in which we offered on-exchange coverage in 2016. In addition, we discontinued substantially all Health Care Reform Law compliant off-exchange individual commercial medical plans effective January 1, 2017.
If we fail to effectively implement our operational and strategic initiatives with respect to the implementation of the Health Care Reform Law, our business may be materially adversely affected. Additionally, potential legislative changes, including activities to repeal or replace the Health Care Reform Law, creates uncertainty for our business, and we cannot predict when, or in what form, such legislative changes may occur. We may be unable to adjust our product offerings, geographic footprint, or pricing during any given year such legislative changes occur in sufficient time to mitigate any adverse effects.

As discussed above, it is reasonably possible that the Health Care Reform Law and related regulations, as well as future legislative changes, including legislative restrictions on our ability to manage our provider network or otherwise operate our business, or regulatory restrictions on profitability, including by comparison of our Medicare Advantage profitability to our non-Medicare Advantage business profitability and a requirement that they remain within certain ranges of each other, in the aggregate may have a material adverse effect on our results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting our ability to expand into new markets, increasing our medical and operating costs, further lowering our Medicare payment rates and increasing our expenses associated with the non-deductible health insurance industry fee and other assessments); our financial position (including our ability to maintain the value of our goodwill); and our cash flows (including the delayed receipt of amounts due under the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law).
On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers, unrelated to us, against HHS to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. On November 18, 2016, HHS issued a memorandum indicating a significant funding shortfall for the 2015 coverage year, the second consecutive year of significant shortfalls. Given the successful challenge of the risk corridor provisions in court, Congressional inquiries into the funding of the risk corridor program, and significant funding shortfalls under the first two years of the program, during the fourth quarter of 2016 we wrote-off $583 million in risk corridor receivables outstanding as of September 30, 2016, including $415 million associated with the 2014 and 2015 coverage years. From inception of the risk corridor program through December 31, 2016, we collected approximately $36 million from CMS for risk corridor receivables associated with the 2014 coverage year funded by HHS in accordance with previous guidance, utilizing funds HHS collected from us and other carriers under the 2014 and 2015 risk corridor program.
We intend for the discussion of our financial condition and results of operations that follows to assist in the understanding of our financial statements and related changes in certain key items in those financial statements from year to year, including the primary factors that accounted for those changes. Transactions between reportable segments primarily consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and clinical care services to our Retail, Group and Specialty, and Individual Commercial segment customers and are described in Note 17 to the consolidated financial statements included in Item 8. Financial Statements and Supplementary Data in this 2016 Form 10-K.

Comparison of Results of Operations for 2016 and 2015
Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2016 and 2015:
Consolidated

			Change
	2016	2015	Dollars	Percentage
	(dollars in millions, except per common share results)
Revenues:
Premiums:
Retail	$43,223	$41,605	$1,618	3.9%
Group and Specialty	6,696	6,830	(134)	(2.0)%
Individual Commercial	3,064	3,939	(875)	(22.2)%
Other Businesses	38	35	3	8.6%
Total premiums	53,021	52,409	612	1.2%
Services:
Retail	6	8	(2)	(25.0)%
Group and Specialty	643	658	(15)	(2.3)%
Healthcare Services	310	726	(416)	(57.3)%
Other Businesses	10	14	(4)	(28.6)%
Total services	969	1,406	(437)	(31.1)%
Investment income	389	474	(85)	(17.9)%
Total revenues	54,379	54,289	90	0.2%
Operating expenses:
Benefits	45,007	44,269	738	1.7%
Operating costs	7,277	7,318	(41)	(0.6)%
Depreciation and amortization	354	355	(1)	(0.3)%
Total operating expenses	52,638	51,942	696	1.3%
Income from operations	1,741	2,347	(606)	(25.8)%
Gain on sale of business	—	270	(270)	100.0%
Interest expense	189	186	3	1.6%
Income before income taxes	1,552	2,431	(879)	(36.2)%
Provision for income taxes	938	1,155	(217)	(18.8)%
Net income	$614	$1,276	$(662)	(51.9)%
Diluted earnings per common share	$4.07	$8.44	$(4.37)	(51.8)%
Benefit ratio (a)	84.9%	84.5%		0.4%
Operating cost ratio (b)	13.5%	13.6%		(0.1)%
Effective tax rate	60.5%	47.5%		13.0%

(a)	Represents total benefits expense as a percentage of premiums revenue.

(b)	Represents total operating costs, excluding depreciation and amortization, as a percentage of total revenues less investment income.

Summary
Net income for 2016 was $614 million, or $4.07 per diluted common share, in 2016 compared to $1.3 billion, or $8.44 per diluted common share, in 2015. Net income includes a write-off of $2.43 per diluted common share in receivables associated with the commercial risk corridor premium stabilization program and reserve strengthening for our non-strategic closed block of long-term care insurance business of $2.11 per diluted common share, as discussed below. These items were partially offset by the impact of the premium deficiency reserve of $0.74 per diluted common share recorded in the fourth quarter of 2015 for certain of our individual commercial medical products for the 2016 coverage year. In addition, the completion of the sale of Concentra on June 1, 2015 resulted in an after-tax gain of $1.57 per diluted common share in 2015. Excluding these items, the increase primarily was due to year-over-year improvement in results for our individual Medicare Advantage business and our Healthcare Services segment as well as increased profitability in our state-based Medicaid business, partially offset by an increase in the effective tax rate as discussed below. In addition, 2016 includes expenses of $0.64 per diluted common share and 2015 includes expenses of $0.14 per diluted common share for transaction and integration planning costs associated with the Merger, certain of which were not deductible for tax purposes.
Premiums Revenue
Consolidated premiums increased $612 million, or 1.2%, from 2015 to $53.0 billion for 2016 primarily reflecting higher premiums in the Retail segment mainly driven by average membership growth and per member premium increases for certain of our lines of business. These increases were partially offset by the write-off of $583 million of receivables associated with the commercial risk corridor premium stabilization program, the loss of premiums associated with a large group Medicare account that moved to a private exchange on January 1, 2016, and a decline in premiums revenue associated with fewer individual commercial medical members as discussed in our segment results of operations discussion that follows. Average membership is calculated by summing the ending membership for each month in a period and dividing the result by the number of months in a period. Premiums revenue reflects changes in membership and average per member premiums. Items impacting average per member premiums include changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.
Services Revenue
Consolidated services revenue decreased $437 million, or 31.1%, from 2015 to $1.0 billion for 2016 primarily due to the completion of the sale of Concentra on June 1, 2015.
Investment Income
Investment income totaled $389 million for 2016, a decrease of $85 million, or 17.9%, from 2015, primarily due to lower realized capital gains in 2016 and lower interest rates partially offset by a higher average invested balance.
Benefits Expense
Consolidated benefits expense was $45.0 billion for 2016, an increase of $738 million, or 1.7%, from 2015 primarily due to $505 million in incremental benefits expense for the reserve strengthening in our non-strategic closed block of long-term care insurance policies partially offset by the premium deficiency reserve recorded in the fourth quarter of 2015 for certain of our individual commercial medical products for the 2016 coverage year. Excluding the long-term care reserve strengthening and impact of the premium deficiency reserve, the increase is primarily due to an increase in the Retail segment mainly driven by higher average individual Medicare Advantage membership. As more fully described herein under the section entitled “Benefits Expense Recognition”, actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $582 million in 2016 and $236 million in 2015. The increase in prior-period medical claims reserve development year over-year primarily was due to favorable year-over-year comparisons for our Medicare Advantage and individual commercial medical businesses.

The consolidated benefit ratio for 2016 was 84.9%, an increase of 40 basis points from 2015 primarily due to the incremental benefits expense for the reserve strengthening in our non-strategic closed block of long-term care insurance policies, the impact on the benefit ratio of lower consolidated premiums associated with the write-off of receivables for the commercial risk corridor premium stabilization program, and the impact of the premium deficiency reserve recorded in the fourth quarter of 2015 for certain of our individual commercial medical products for the 2016 coverage year. Excluding the impact of the write-off of the commercial risk corridor receivables and the premium deficiency reserve, these items were partially offset by year-over-year improvement in both the Retail and Group and Specialty segment benefit ratios as discussed in the segment results of operations discussion that follows. Favorable prior-period medical claims reserve development decreased the consolidated benefit ratio by approximately 110 basis points in 2016 versus approximately 50 basis points in 2015.
Operating Costs
Our segments incur both direct and shared indirect operating costs. We allocate the indirect costs shared by the segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.
Consolidated operating costs decreased $41 million, or 0.6%, from 2015 to $7.3 billion in 2016 primarily due to the completion of the sale of Concentra on June 1, 2015.
The consolidated operating cost ratio for 2016 was 13.5%, decreasing 10 basis points from 2015 primarily due to the completion of the sale of Concentra on June 1, 2015. Concentra carried a higher operating cost ratio than our Group and Specialty and Retail segments. This was partially offset by the unfavorable year-over-year comparison associated with the temporary suspension of certain discretionary administrative costs in the latter half of 2015, along with the impact of the commercial risk corridor receivables write-off in the fourth quarter of 2016. In addition, transaction and integration planning costs associated with the Merger increased the operating cost ratio by 20 basis points in 2016. There was minimal impact for transaction costs to the operating cost ratio in 2015.
Depreciation and Amortization
Depreciation and amortization for 2016 of $354 million was relatively unchanged from 2015.
Interest Expense
Interest expense was $189 million for 2016 compared to $186 million for 2015, an increase of $3 million, or 1.6%.
Income Taxes
Our effective tax rate during 2016 was 60.5% compared to the effective tax rate of 47.5% in 2015 primarily reflecting lower pretax income year-over-year, the beneficial effect of the sale of Concentra on June 1, 2015 and the impact of non-deductible transaction costs associated with the Merger. Non-deductible transaction and integration planning costs associated with the Merger increased our effective tax rate by approximately 3.4 percentage points in 2016 versus approximately 0.4 percentage points in 2015. Conversely, the tax effect of the sale of Concentra reduced our effective tax rate by approximately 4.5 percentage points in 2015. See Note 11 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate. Our effective tax rate for 2017 is expected to be approximately 36% to 37%. The decline in the effective tax rate primarily is due to the suspension of the annual health insurance industry fee in 2017.
The effective tax rate for 2016 also reflects tax benefits associated with adopting new guidance related to the accounting for employee share-based payments effective January 1, 2016 as described in Note 2 to the condensed consolidated financial statements included in this report, which decreased our effective tax rate by approximately 1.2 percentage points in 2016.

Retail Segment

			Change
	2016	2015	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	2,837,600	2,753,400	84,200	3.1%
Group Medicare Advantage	355,400	484,100	(128,700)	(26.6)%
Medicare stand-alone PDP	4,951,400	4,557,900	393,500	8.6%
Total Retail Medicare	8,144,400	7,795,400	349,000	4.5%
State-based Medicaid	388,100	373,700	14,400	3.9%
Medicare Supplement	218,800	158,600	60,200	38.0%
Total Retail medical members	8,751,300	8,327,700	423,600	5.1%

			Change
	2016	2015	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$31,863	$29,526	$2,337	7.9%
Group Medicare Advantage	4,283	5,588	(1,305)	(23.4)%
Medicare stand-alone PDP	4,009	3,846	163	4.2%
Total Retail Medicare	40,155	38,960	1,195	3.1%
State-based Medicaid	2,640	2,341	299	12.8%
Medicare Supplement	428	304	124	40.8%
Total premiums	43,223	41,605	1,618	3.9%
Services	6	8	(2)	(25.0)%
Total premiums and services revenue	$43,229	$41,613	$1,616	3.9%
Income before income taxes	$1,690	$1,259	$431	34.2%
Benefit ratio	85.1%	86.7%		(1.6)%
Operating cost ratio	10.8%	10.3%		0.5%
Pretax Results

•
Retail segment pretax income was $1,690 million in 2016, an increase of $431 million, or 34.2%, compared to 2015 primarily driven by the year-over-year improvement in our individual Medicare Advantage and state-based Medicaid businesses.

Enrollment

•
Individual Medicare Advantage membership increased 84,200 members, or 3.1%, from December 31, 2015 to December 31, 2016 reflecting net membership additions, particularly for our HMO offerings, for the 2016 plan year.

•
Group Medicare Advantage membership decreased 128,700 members, or 26.6%, from December 31, 2015 to December 31, 2016 reflecting the loss of a large account that moved to a private exchange offering on January 1, 2016.

•
Medicare stand-alone PDP membership increased 393,500 members, or 8.6%, from December 31, 2015 to December 31, 2016 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2016 plan year.

•	State-based Medicaid membership increased 14,400 members, or 3.9%, from December 31, 2015 to December 31, 2016 primarily driven by the addition of members under our Florida Medicaid contract.
Premiums revenue

•
Retail segment premiums increased $1,618 million, or 3.9%, from 2015 to 2016 primarily due to higher average membership for our individual Medicare Advantage and state-based Medicaid businesses and per member premium increases for certain lines of business. Average individual Medicare Advantage membership increased 3.9% in 2016.

Benefits expense

•
The Retail segment benefit ratio of 85.1% for 2016 decreased 160 basis points from 2015 primarily due to lower year-over-year Medicare Advantage utilization, and favorable comparisons of prior-year medical claims reserve development.

•
The Retail segment’s benefits expense for 2016 included the beneficial effect of $429 million in favorable prior-year medical claims reserve development versus $248 million in 2015. This favorable prior-year medical claims reserve development decreased the Retail segment benefit ratio by approximately 100 basis points in 2016 versus approximately 60 basis points in 2015. The year-over-year increase in prior-period medical claims reserve development primarily was due to favorable year-over-year comparisons for our Medicare Advantage business.

Operating costs

•
The Retail segment operating cost ratio of 10.8% for 2016 increased 50 basis points from 2015 primarily due to the unfavorable comparison to unusually low operating expenses in 2015 resulting from the temporary suspension of certain discretionary administrative costs, and the loss of a large group Medicare Advantage account which carried a lower operating cost ratio than that for our individual Medicare Advantage business. The non-deductible health insurance industry fee increased the operating cost ratio by approximately 170 basis points in 2016 as compared to 160 basis points in 2015.

Group and Specialty Segment

			Change
	2016	2015	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,136,000	1,178,300	(42,300)	(3.6)%
ASO	573,200	710,700	(137,500)	(19.3)%
Military services	3,084,100	3,074,400	9,700	0.3%
Total group medical members	4,793,300	4,963,400	(170,100)	(3.4)%
Group specialty membership (a)	6,961,200	7,221,800	(260,600)	(3.6)%

(a)
Specialty products include dental, vision, and other voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2016	2015	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,405	$5,493	$(88)	(1.6)%
Group specialty	1,279	1,316	(37)	(2.8)%
Military services	12	21	(9)	(42.9)%
Total premiums	6,696	6,830	(134)	(2.0)%
Services	643	658	(15)	(2.3)%
Total premiums and services revenue	$7,339	$7,488	$(149)	(2.0)%
Income before income taxes	$344	$321	$23	7.2%
Benefit ratio	78.2%	78.8%		(0.6)%
Operating cost ratio	23.5%	23.4%		0.1%
Pretax Results

•	Group and Specialty segment pretax income was $344 million in 2016, an increase of $23 million, or 7.2%, from $321 million in 2015 driven by the improvement in the benefit ratio as discussed below.
Enrollment

•	Fully-insured commercial group medical membership decreased 42,300 members, or 3.6% from December 31, 2015 reflecting lower membership in both large and small group accounts.

•
Group ASO commercial medical membership decreased 137,500 members, or 19.3%, from December 31, 2015 to December 31, 2016 primarily due to the loss of certain large group accounts as a result of continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•
Specialty membership decreased 260,600 members, or 3.6%, from December 31, 2015 to December 31, 2016 primarily due to the loss of several large stand-alone dental and vision accounts as well as the loss of certain fully-insured group medical accounts that also had specialty coverage. The decrease includes the loss of certain individual commercial medical members that also had specialty coverage.

Premiums revenue

•
Group and Specialty segment premiums decreased $134 million, or 2.0%, from 2015 to 2016 primarily due to a decline in fully-insured commercial medical membership as described above, partially offset by an increase in fully-insured commercial medical per member premiums.

Services revenue

•	Group and Specialty segment services revenue decreased $15 million, or 2.3%, from 2015 to 2016 primarily due to a decline in group ASO commercial medical membership.
Benefits expense

•
The Group and Specialty segment benefit ratio decreased 60 basis points from 78.8% in 2015 to 78.2% in 2016 primarily reflecting the beneficial effect of higher prior-year medical claims reserve development in 2016 and lower utilization.

•
The Group and Specialty segment’s benefits expense included the beneficial effect of $46 million in favorable prior-year medical claims reserve development in 2016 versus $7 million in 2015. This favorable prior-year medical claims reserve development decreased the Group and Specialty segment benefit ratio by approximately 70 basis points in 2016 versus approximately 10 basis points in 2015.
Operating costs

•
The Group and Specialty segment operating cost ratio of 23.5% for 2016 increased 10 basis points from 23.4% for 2015 primarily due to the unfavorable comparison to unusually low operating expenses in 2015 resulting from the temporary suspension of certain discretionary administrative costs. The non-deductible health insurance industry fee increased the operating cost ratio by approximately 150 basis points in 2016 as compared to 140 basis points in 2015.

Healthcare Services Segment

			Change
	2016	2015	Dollars	Percentage
	(in millions)
Revenues:
Services:
Clinical care services	$201	$181	$20	11.0%
Provider services	78	515	$(437)	(84.9)%
Pharmacy solutions	31	30	1	3.3%
Total services revenues	310	726	(416)	(57.3)%
Intersegment revenues:
Pharmacy solutions	21,952	20,551	1,401	6.8%
Provider services	1,677	1,291	386	29.9%
Clinical care services	1,343	1,208	135	11.2%
Total intersegment revenues	24,972	23,050	1,922	8.3%
Total services and intersegment revenues	$25,282	$23,776	$1,506	6.3%
Income before income taxes	$1,096	$1,022	$74	7.2%
Operating cost ratio	95.2%	95.0%		0.2%
Pretax results

•
Healthcare Services segment pretax income of $1,096 million for 2016 increased $74 million, or 7.2%, from 2015 primarily due to incremental earnings associated with revenue growth from our pharmacy solutions business as it increased mail-order penetration and served our growing individual Medicare membership. The increase was partially offset by ongoing pressures in our provider services business reflecting significantly lower Medicare rates year-over-year associated with CMS' risk coding recalibration for 2016 in geographies where our provider assets are primarily located.

Script Volume

•
Humana Pharmacy Solutions® script volumes for the Retail and Group and Specialty segment membership increased to approximately 426 million in 2016, up 7% versus scripts of approximately 398 million in 2015. The increase primarily reflects growth associated with higher average medical membership for 2016 than in 2015.

Services revenue

•	Services revenue decreased $416 million, or 57.3%, from 2015 to $310 million for 2016 primarily due to the completion of the sale of Concentra on June 1, 2015.

Intersegment revenues

•
Intersegment revenues increased $1.9 billion, or 8.3%, from 2015 to $25.0 billion for 2016 primarily due to increased mail order penetration and growth in our individual Medicare Advantage and Medicare stand-alone PDP membership which resulted in increased engagement of members in clinical programs and higher utilization of services across the segment.

Operating costs

•
The Healthcare Services segment operating cost ratio of 95.2% for 2016 increased slightly from 2015 primarily due to a higher operating cost ratio for our provider services business reflecting significantly lower Medicare rates year-over-year as discussed above, partially offset by operating cost efficiencies associated with our pharmacy operations.

Individual Commercial Segment

•	As announced on February 14, 2017, we are exiting our individual commercial medical business January 1, 2018.

•
In 2016, our Individual Commercial segment pretax loss loss by $436 million, or 100.7%, from 2015 primarily driven by the the write-off of commercial risk corridor receivables, partially offset by the impact of the premium deficiency reserve recorded in the fourth quarter of 2015 associated with certain individual commercial medical policies from the 2016 coverage year.

•
Individual commercial medical membership decreased 244,300 members, or 27.2%, from December 31, 2015 to December 31, 2016 primarily reflecting the loss of on-exchange members due to product competitiveness, the loss of membership associated with the discontinuance of certain Health Care Reform Law compliant plans in 2016, the loss of membership associated with non-payment of premiums or termination by CMS due to lack of eligibility documentation, and the loss of members subscribing to plans that are not compliant with the Health Care Reform Law.

•
The Individual Commercial segment benefit ratio of 107.7% for 2016 increased from 91.1% in 2015 primarily due to the reduction of premiums related to the write-off of receivables associated with the commercial risk corridor premium stabilization program, partially offset by the impact of the premium deficiency reserve recorded in the fourth quarter of 2015 for certain of our individual commercial medical products for the 2016 coverage year.. As previously disclosed, in the fourth quarter of 2015 we recorded a premium deficiency reserve associated with our 2016 individual commercial offerings compliant with the Health Care Reform Law. During 2016, we increased the premium deficiency reserve for the 2016 coverage year and recorded a change in estimate of $208 million with a corresponding increase in benefits expense primarily as a result of unfavorable current and projected claims experience.

•
The Individual Commercial segment operating cost ratio of 19.6% for 2016 increased 40 basis points from 2015 primarily due to the impact on premiums of the write-off of receivables associated with the commercial risk corridor premium stabilization program. The non-deductible health insurance industry fee increased the operating cost ratio by approximately 200 basis points in 2016 as compared to 170 basis points in 2015.

Other Businesses
As previously disclosed, in the fourth quarter of 2016, we increased future policy benefits expense by approximately $505 million for reserve strengthening associated with our closed block of long-term care insurance policies. This increase primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment, and an increase in policyholder life expectancies as discussed further in Note 18 to the consolidated financial statements included in Item 8. Financial Statements and Supplementary Data in this 2016 Form 10-K.

Comparison of Results of Operations for 2015 and 2014
Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2015 and 2014:
Consolidated

			Change
	2015	2014	Dollars	Percentage
	(dollars in millions, except per common share results)
Revenues:
Premiums:
Retail	$41,605	$36,177	$5,428	15.0%
Group and Specialty	6,830	6,712	118	1.8%
Individual Commercial	3,939	3,019	920	30.5%
Other Businesses	35	51	(16)	(31.4)%
Total premiums	52,409	45,959	6,450	14.0%
Services:
Retail	8	37	(29)	(78.4)%
Group and Specialty	658	741	(83)	(11.2)%
Healthcare Services	726	1,377	(651)	(47.3)%
Other Businesses	14	9	5	55.6%
Total services	1,406	2,164	(758)	(35.0)%
Investment income	474	377	97	25.7%
Total revenues	54,289	48,500	5,789	11.9%
Operating expenses:
Benefits	44,269	38,166	6,103	16.0%
Operating costs	7,318	7,639	(321)	(4.2)%
Depreciation and amortization	355	333	22	6.6%
Total operating expenses	51,942	46,138	5,804	12.6%
Income from operations	2,347	2,362	(15)	(0.6)%
Gain on sale of business	270	—	270	100.0%
Interest expense	186	192	(6)	(3.1)%
Income before income taxes	2,431	2,170	261	12.0%
Provision for income taxes	1,155	1,023	132	12.9%
Net income	$1,276	$1,147	$129	11.2%
Diluted earnings per common share	$8.44	$7.36	$1.08	14.7%
Benefit ratio (a)	84.5%	83.0%		1.5%
Operating cost ratio (b)	13.6%	15.9%		(2.3)%
Effective tax rate	47.5%	47.2%		0.3%

(a)	Represents total benefits expense as a percentage of premiums revenue.

(b)	Represents total operating costs, excluding depreciation and amortization, as a percentage of total revenues less investment income.

Summary
Net income was $1.3 billion, or $8.44 per diluted common share, in 2015 compared to $1.1 billion, or $7.36 per diluted common share, in 2014. The completion of the sale of Concentra on June 1, 2015 resulted in an after-tax gain of $1.57 per diluted common share in 2015. Excluding the impact of the sale of Concentra, the decrease primarily was due to a decline in Individual Commercial segment pretax results, including expense of $0.74 per diluted common share for a premium deficiency reserve for certain of our individual commercial medical products for the 2016 coverage year, and an increase in the effective tax rate as discussed below. These items were partially offset by year-over-year improvement in the Group and Specialty and Healthcare Services segment pretax results and higher investment income. In addition, 2015 includes expenses of $0.14 per diluted common share for transaction costs associated with the Merger, certain of which were not deductible for tax purposes. Net income for 2014 includes expenses of $0.15 per diluted common share associated with a loss on extinguishment of debt for the redemption of certain senior notes in 2014. Year-over-year comparisons of diluted earnings per common share are also favorably impacted by a lower number of shares used to compute diluted earnings per common share in 2015 reflecting the impact of share repurchases.
Premiums Revenue
Consolidated premiums increased $6.5 billion, or 14.0%, from 2014 to $52.4 billion for 2015 primarily reflecting higher premiums in both the Retail and the Group and Specialty segments. These higher premiums were primarily driven by average membership growth in the Retail segment and an increase in fully-insured group commercial medical per member premiums in the Group and Specialty segment.
Services Revenue
Consolidated services revenue decreased $758 million, or 35.0%, from 2014 to $1.4 billion for 2015 primarily due to the completion of the sale of Concentra on June 1, 2015 as well as the loss of certain large group ASO accounts as a result of continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.
Investment Income
Investment income totaled $474 million for 2015, an increase of $97 million from 2014, primarily due to higher realized capital gains in 2015 as a result of the repositioning of our portfolio given recent market volatility and anticipated changes to interest rates, with higher average invested balances being substantially offset by lower interest rates.
Benefits Expense
Consolidated benefits expense was $44.3 billion for 2015, an increase of $6.1 billion, or 16.0%, from 2014 primarily due to an increase in the Retail and Individual Commercial segments mainly driven by higher average Medicare Advantage membership and individual commercial medical on-exchange and off-exchange membership in plans compliant with the Health Care Reform Law. As more fully described herein under the section entitled “Benefits Expense Recognition”, actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $236 million in 2015 and $518 million in 2014. The decline in prior-period medical claims reserve development year over-year primarily was due to Medicare Advantage and individual commercial medical claims development in the Retail and Individual Commercial segments as discussed further in the segment results of operations discussion that follows.
The consolidated benefit ratio for 2015 was 84.5%, an increase of 150 basis points from 2014 primarily due to increases in the Individual Commercial segment, including the impact of recognizing a premium deficiency reserve for certain of our individual commercial medical products for the 2016 coverage year, and Group and Specialty segment ratios as discussed in the segment results of operations discussion that follows. The increase in benefits expense associated with the recognition of the premium deficiency reserve increased the consolidated benefit ratio by approximately 30 basis points in 2015. Favorable prior-period medical claims reserve development decreased the consolidated benefit ratio by approximately 50 basis points in 2015 versus approximately 110 basis points in 2014.

Operating Costs
Consolidated operating costs decreased $321 million, or 4.2%, in 2015 compared to 2014 primarily due to cost management initiatives across all lines of business as well as the completion of the sale of Concentra on June 1, 2015, partially offset by increases in costs mandated by the Health Care Reform Law, including the non-deductible health insurance industry fee.
The consolidated operating cost ratio for 2015 was 13.6%, decreasing 230 basis points from 2014 primarily due to decreases in the operating cost ratios in the Group and Specialty, Retail and Individual Commercial segments reflecting cost management initiatives, as well as the completion of the sale of Concentra on June 1, 2015. Concentra carried a higher operating cost ratio.
Depreciation and Amortization
Depreciation and amortization for 2015 totaled $355 million, increasing $22 million, or 6.6% from 2014, reflecting higher depreciation expense from capital expenditures.
Interest Expense
Interest expense was $186 million for 2015 compared to $192 million for 2014, a decrease of $6 million, or 3.1%, primarily reflecting a higher average long-term debt balance due to the issuance of senior notes in September 2014, partially offset by the recognition of a loss on extinguishment of debt of approximately $37 million in October 2014 for the redemption of our $500 million 6.45% senior unsecured notes due June 1, 2016.
Income Taxes
Our effective tax rate during 2015 was 47.5% compared to the effective tax rate of 47.2% in 2014. The increase in the effective tax rate primarily was due to an increase in the non-deductible health insurance industry fee from 2014, substantially offset by the favorable tax effect of the gain on the sale of Concentra. See Note 11 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate.
Retail Segment

			Change
	2015	2014	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	2,753,400	2,427,900	325,500	13.4%
Group Medicare Advantage	484,100	489,700	(5,600)	(1.1)%
Medicare stand-alone PDP	4,557,900	3,994,000	563,900	14.1%
Total Retail Medicare	7,795,400	6,911,600	883,800	12.8%
State-based Medicaid	373,700	316,800	56,900	18.0%
Medicare Supplement	158,600	131,900	26,700	20.2%
Total Retail medical members	8,327,700	7,360,300	967,400	13.1%

			Change
	2015	2014	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$29,526	$25,782	$3,744	14.5%
Group Medicare Advantage	5,588	5,490	98	1.8%
Medicare stand-alone PDP	3,846	3,404	442	13.0%
Total Retail Medicare	38,960	34,676	4,284	12.4%
State-based Medicaid	2,341	1,255	1,086	86.5%
Medicare Supplement	304	246	58	23.6%
Total premiums	41,605	36,177	5,428	15.0%
Services	8	37	(29)	(78.4)%
Total premiums and services revenue	$41,613	$36,214	$5,399	14.9%
Income before income taxes	$1,259	$1,297	$(38)	(2.9)%
Benefit ratio	86.7%	85.8%		0.9%
Operating cost ratio	10.3%	10.6%		(0.3)%
Pretax Results

•
Retail segment pretax income was $1,259 million in 2015, a decrease of $38 million, or 2.9%, compared to 2014 primarily driven by an increase in the benefit ratio for 2015, partially offset by a decline in the operating cost ratio, Medicare Advantage membership growth, and higher investment income year-over-year.

Enrollment

•
Individual Medicare Advantage membership increased 325,500 members, or 13.4%, from December 31, 2014 to December 31, 2015 reflecting net membership additions, particularly for our HMO offerings, for the 2015 plan year.

•	Group Medicare Advantage membership decreased 5,600 members, or 1.1%, from December 31, 2014 to December 31, 2015.

•
Medicare stand-alone PDP membership increased 563,900 members, or 14.1%, from December 31, 2014 to December 31, 2015 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2015 plan year.

•	State-based Medicaid membership increased 56,900 members, or 18.0%, from December 31, 2014 to December 31, 2015 primarily driven by the addition of members under our Florida Medicaid contract.
Premiums revenue

•
Retail segment premiums increased $5.4 billion, or 15.0%, from 2014 to 2015 primarily due to membership growth across our Medicare Advantage, state-based Medicaid, and Medicare stand-alone PDP lines of business. Average Medicare Advantage membership increased 11.8% in 2015.

Benefits expense

•
The Retail segment benefit ratio of 86.7% for 2015 increased 90 basis points from 2014 primarily due to higher than expected medical costs as compared to the assumptions used in our pricing, and unfavorable year-over-year comparisons of prior-period medical claims reserve development as discussed below. In addition, the increase reflects higher benefit ratios associated with a greater number of members from state-based contracts. These items were partially offset by the impact of the increase in the health insurance industry fee included in the pricing of our products. In addition, the 2015 period was favorably impacted by the release of reserves for future policy benefits as individual commercial medical members transitioned to plans compliant with the Health Care Reform Law.

•
We experienced higher than expected medical costs as compared to the assumptions used in our pricing for 2015 primarily due to lower-than-expected 2015 Medicare Advantage financial claim recovery levels and lower-than-anticipated reductions in inpatient admissions.

•
The Retail segment’s benefits expense for 2015 included the beneficial effect of $248 million in favorable prior-year medical claims reserve development versus $485 million in 2014. This favorable prior-year medical claims reserve development decreased the Retail segment benefit ratio by approximately 60 basis points in 2015 versus approximately 130 basis points in 2014. The year-over-year decline in prior-period medical claims reserve development primarily was due to the impact of lower financial claim recoveries due in part to our gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication, as well as higher than expected flu associated claims from the fourth quarter of 2014 and continued volatility in claims associated with individual commercial medical products.

Operating costs

•
The Retail segment operating cost ratio of 10.3% for 2015 decreased 30 basis points from 2014 primarily reflecting administrative cost efficiencies associated with medical membership growth in the segment and other discretionary cost reductions, partially offset by the increase in the non-deductible health insurance industry fee. The non-deductible health insurance industry fee increased the operating cost ratio by approximately 160 basis points in 2015 as compared to 120 basis points in 2014.

Group and Specialty Segment

			Change
	2015	2014	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,178,300	1,235,500	(57,200)	(4.6)%
ASO	710,700	1,104,300	(393,600)	(35.6)%
Military services	3,074,400	3,090,400	(16,000)	(0.5)%
Total group medical members	4,963,400	5,430,200	(466,800)	(8.6)%
Group specialty membership (a)	7,221,800	7,668,500	(446,700)	(5.8)%

(a)
Specialty products include dental, vision, and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2015	2014	Dollars	Percentage
	(in millions)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,493	$5,339	$154	2.9%
Group specialty	1,316	1,354	(38)	(2.8)%
Military services	21	19	2	10.5%
Total premiums	6,830	6,712	118	1.8%
Services	658	741	(83)	(11.2)%
Total premiums and services revenue	$7,488	$7,453	$35	0.5%
Income before income taxes	$321	$208	$113	54.3%
Benefit ratio	78.8%	78.5%		0.3%
Operating cost ratio	23.4%	25.8%		(2.4)%
Pretax Results

•
Group and Specialty segment pretax income increased $113 million, or 54.3%, to $321 million in 2015 primarily reflecting improvement in the operating cost ratio partially offset by an increase in the benefit ratio as discussed below.

Enrollment

•	Fully-insured commercial group medical membership decreased 57,200 members, or 4.6% from December 31, 2014 reflecting lower membership in both large and small group accounts.

•
Group ASO commercial medical membership decreased 393,600 members, or 35.6%, from December 31, 2014 to December 31, 2015 primarily due to the loss of certain large group accounts as a result of continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•
Group specialty membership decreased 446,700 members, or 5.8%, from December 31, 2014 to December 31, 2015 primarily due to the loss of certain fully-insured group medical accounts that also had specialty coverage.

Premiums revenue

•
Group and Specialty segment premiums increased $118.0 million, or 1.8%, from 2014 to 2015 primarily due to an increase in fully-insured commercial medical per member premiums partially offset by a net decline in fully-insured commercial medical membership.

Benefits expense

•
The Group and Specialty segment benefit ratio increased 30 basis points from 78.5% in 2014 to 78.8% in 2015 primarily reflecting the impact of higher specialty drug costs, net of rebates, as well as higher outpatient costs and lower prior-period medical claims reserve development, partially offset by an increase in the non-deductible health insurance industry fee included in the pricing of our products.

•
The Group and Specialty segment’s benefits expense included the beneficial effect of $7 million in favorable prior-year medical claims reserve development versus $29 million in 2014. This favorable prior-year medical claims reserve development decreased the Group and Specialty segment benefit ratio by approximately 10 basis points in 2015 versus approximately 40 basis points in 2014. The year-over-year decline in favorable prior-period medical claims reserve development primarily was due to a relatively small number of higher severity claims in the 2015 period associated with prior periods.

Operating costs

•
The Group and Specialty segment operating cost ratio of 23.4% for 2015 decreased 240 basis points from 25.8% for 2014, reflecting a decline in our group ASO commercial medical membership which carries a higher operating cost ratio than our fully-insured commercial medical membership, as well as operating cost efficiencies associated with our fully-insured business. Operating cost efficiencies were the result of both sustainable cost reduction initiatives and discretionary reductions. These declines were partially offset by the impact of an increase in the non-deductible health insurance industry fee. The non-deductible health insurance industry fee increased the operating cost ratio by approximately 140 basis points in 2015 as compared to 100 basis points in 2014.

Healthcare Services Segment

			Change
	2015	2014	Dollars	Percentage
	(in millions)
Revenues:
Services:
Provider services	$515	$1,147	$(632)	(55.1)%
Clinical care services	181	131	50	38.2%
Pharmacy solutions	30	99	(69)	(69.7)%
Total services revenues	726	1,377	(651)	(47.3)%
Intersegment revenues:
Pharmacy solutions	20,551	16,905	3,646	21.6%
Provider services	1,291	1,149	142	12.4%
Clinical care services	1,208	922	286	31.0%
Total intersegment revenues	23,050	18,976	4,074	21.5%
Total services and intersegment revenues	$23,776	$20,353	$3,423	16.8%
Income before income taxes	$1,022	$771	$251	32.6%
Operating cost ratio	95.0%	95.4%		(0.4)%
Pretax results

•
Healthcare Services segment pretax income of $1,022 million for 2015 increased $251 million, or 32.6%, from 2014 primarily due to higher earnings from our pharmacy solutions and clinical care services businesses as they serve our growing Medicare membership.

Script Volume

•
Humana Pharmacy Solutions® script volumes for the Retail and Group and Specialty segment membership increased to approximately 398 million in 2015, up 21% versus scripts of approximately 329 million in 2014. The increase primarily reflects growth associated with higher average medical membership for 2015 than in 2014.

Services revenue

•	Services revenue for 2015 decreased $651 million, or 47.3% from 2014, to $726 million for 2015, primarily due to the completion of the sale of Concentra on June 1, 2015.

Intersegment revenues

•
Intersegment revenues increased $4.1 billion, or 21.5%, from 2014 to $23.1 billion for 2015 primarily due to growth in our Medicare membership which resulted in higher utilization of our Healthcare Services segment businesses.

Operating costs

•
The Healthcare Services segment operating cost ratio of 95.0% for 2015 decreased 40 basis points from 95.4% for 2014 primarily due to lower operating costs in our pharmacy business together with discretionary cost reductions across the segment, partially offset by the increasing percentage of pharmacy business associated with lower margin specialty drugs. Improving operating efficiency in the pharmacy business was primarily driven by lower cost of goods associated with increased purchasing scale and lower cost-to-fill primarily due to improvements in technology.

Individual Commercial Segment

•
Individual Commercial segment pretax loss was $433 million in 2015, increasing $385 million, compared to 2014 primarily driven by the impact of recognizing a premium deficiency reserve of approximately $176 million for certain of our individual commercial medical products for the 2016 coverage year,

•
Individual commercial medical membership decreased 117,100 members, or 11.5%, from December 31, 2014 to December 31, 2015 primarily reflecting the loss of approximately 150,000 members due to termination by CMS for lack of proper eligibility documentation from the member as well as the loss of members who had subscribed to plans that were not compliant with the Health Care Reform Law. These declines were partially offset by an increase in membership in plans that are compliant with the Health Care Reform Law, primarily off-exchange.

•
The Individual Commercial segment benefit ratio of 91.1% for 2015 increased from 79.4% in 2014 primarily due to the recognition of a premium deficiency reserve in the fourth quarter of 2015 for certain of our individual commercial medical products for the 2016 coverage year. In addition, the increase reflects the impact of the change in estimate for the 2014 net 3Rs receivables in 2015. These items were partially offset by the impact of the increase in the health insurance industry fee included in the pricing of our products. In addition, the 2015 period was favorably impacted by the release of reserves for future policy benefits as individual commercial medical members transitioned to plans compliant with the Health Care Reform Law.

•
In addition, medical claims associated with certain individual commercial medical products, in particular products compliant with the Health Care Reform Law, exceeded the assumptions used when we set pricing for 2015. We took a number of actions in 2015 to improve the profitability of our individual commercial medical business in 2016. These actions were subject to regulatory restrictions in certain geographies and included premium increases for the 2016 coverage year related generally to the first half of 2015 claims experience, the discontinuation of certain products as well as exit of certain markets for 2016, network improvements, enhancements to claims and clinical processes and administrative cost control. Despite these actions, the deterioration in the second half of 2015 claims experience together with 2016 open enrollment results indicating the retention of many high-utilizing members for 2016 resulted in a probable future loss. As a result of our assessment of the profitability of our individual medical policies compliant with the Health Care Reform Law, in the fourth quarter of 2015, we recorded a provision for probable future losses (premium deficiency reserve) for the 2016 coverage year of $176 million.

Liquidity
Historically, our primary sources of cash have included receipts of premiums, services revenue, and investment and other income, as well as proceeds from the sale or maturity of our investment securities, borrowings, and proceeds from sales of businesses. Our primary uses of cash historically have included disbursements for claims payments, operating costs, interest on borrowings, taxes, purchases of investment securities, acquisitions, capital expenditures, repayments on borrowings, dividends, and share repurchases. Because premiums generally are collected in advance of claim payments by a period of up to several months, our business normally should produce positive cash flows during periods of increasing premiums and enrollment. Conversely, cash flows would be negatively impacted during periods of decreasing premiums and enrollment. From period to period, our cash flows may also be affected by the timing of working capital items including premiums receivable, benefits payable, and other receivables and payables. Our cash flows are impacted by the timing of payments to and receipts from CMS associated with Medicare Part D subsidies for which we do not assume risk. The use of operating cash flows may be limited by regulatory requirements of state departments of insurance (or comparable state regulators) which require, among other items, that our regulated subsidiaries maintain minimum levels of capital and seek approval before paying dividends from the subsidiaries to the parent. Our use of operating cash flows derived from our non-insurance subsidiaries, such as in our Healthcare Services segment, is generally not restricted by state departments of insurance (or comparable state regulators).
The effect of the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law impact the timing of our operating cash flows, as we build receivables for each coverage year that are expected to be collected in subsequent coverage years. During 2016, net collections under the 3Rs associated with prior coverage years were $383 million. We expect to collect the remaining $54 million of reinsurance recoverables related to prior coverage years in 2017. On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers, unrelated to us, against HHS to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. On November 18, 2016, HHS issued a memorandum indicating a significant funding shortfall for the 2015 coverage year, the second consecutive year of significant shortfalls. Given the successful challenge of the risk corridor provisions in court, Congressional inquiries into the funding of the risk corridor program, and significant funding shortfalls under the first two years of the program, during the fourth quarter of 2016 we wrote-off $583 million in risk corridor receivables outstanding as of September 30, 2016, including $415 million associated with the 2014 and 2015 coverage years. From inception of the risk corridor program through December 31, 2016, we collected approximately $36 million from CMS for risk corridor receivables associated with the 2014 coverage year funded by HHS in accordance with previous guidance, utilizing funds HHS collected from us and other carriers under the 2014 and 2015 risk corridor program. The remaining net receivable balance associated with the 3Rs was approximately $456 million at December 31, 2016, including the $54 million related to the 2015 coverage year, as compared to $982 million at December 31, 2015. Any amounts receivable or payable associated with these risk limiting programs may have an impact on subsidiary liquidity, with any temporary shortfalls funded by the parent company.
For additional information on our liquidity risk, please refer to Item 1A. – Risk Factors in this 2016 Form 10-K.
Cash and cash equivalents increased to $3.9 billion at December 31, 2016 from $2.6 billion at December 31, 2015. The change in cash and cash equivalents for the years ended December 31, 2016, 2015 and 2014 is summarized as follows:

	2016	2015	2014
	(in millions)
Net cash provided by operating activities	$1,936	$868	$1,618
Net cash (used in) provided by investing activities	(1,362)	320	(63)
Net cash provided by (used in) financing activities	732	(552)	(758)
Increase in cash and cash equivalents	$1,306	$636	$797
Cash Flow from Operating Activities
The change in operating cash flows over the three year period primarily results from the corresponding change in the timing of working capital items, earnings, and enrollment activity as discussed below. The increase in operating cash flows in 2016 primarily was due to significantly favorable working capital items and higher earnings exclusive of the commercial risk corridor receivables write-off and the long-term care reserve strengthening in 2016, as well as the gain on sale of Concentra and the recognition of the premium deficiency reserve in 2015 discussed previously. The working capital changes year-over-year primarily reflect lower income tax payments, changes in the net receivable balance associated with the premium stabilization programs established under health care reform, or the 3R's, and the timing of payroll cycles resulting in one less payroll cycle in 2016, partially offset by the timing of payments for benefits expense. The lower operating cash flows in 2015 primarily reflect the effect of significant growth in individual commercial medical and group Medicare Advantage membership in 2014 and changes in the timing of working capital items related to the growth in our pharmacy business.
The most significant drivers of changes in our working capital are typically the timing of payments of benefits expense and receipts for premiums. We illustrate these changes with the following summaries of benefits payable and receivables.
The detail of benefits payable was as follows at December 31, 2016, 2015 and 2014:

				Change
	2016	2015	2014	2016	2015	2014
	(in millions)
IBNR (1)	$3,422	$3,730	$3,254	$(308)	$476	$668
Reported claims in process (2)	654	600	475	54	125	94
Premium deficiency reserve (3)	—	176	—	(176)	176	—
Other benefits payable (4)	487	470	746	17	(276)	(180)
Total benefits payable	$4,563	$4,976	$4,475	$(413)	$501	$582

(1)
IBNR represents an estimate of benefits payable for claims incurred but not reported (IBNR) at the balance sheet date and includes unprocessed claim inventories. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).

(2)
Reported claims in process represents the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to our pharmacy benefit administrator which fluctuate due to bi-weekly payments and the month-end cutoff.

(3)	Premium deficiency reserve recognized for our individual commercial medical business compliant with the Health Care Reform Law associated with the 2016 coverage year.

(4)	Other benefits payable include amounts owed to providers under capitated and risk sharing arrangements.
The decrease in benefits payable in 2016 largely was due to a decrease in IBNR, discussed further below, as well as the application of 2016 results to the premium deficiency reserve liability recognized in 2015 associated with our individual commercial medical products compliant with the Health Care Reform Law for the 2016 coverage year. There was no premium deficiency reserve liability at December 31, 2016. The increases in benefits payable in 2015 and 2014 largely were due to increases in IBNR as well as an increase in the amount of processed but unpaid claims due to our pharmacy benefit administrator, which fluctuates due to month-end cutoff. These items were partially offset by a decrease in amounts owed to providers under capitated and risk sharing arrangements in both 2015 and 2014, including the disbursement of a portion of our Medicare risk adjustment collections under our contractual obligations associated with our risk sharing arrangements. In addition, benefits payable in 2015 reflects the recognition of the premium deficiency reserve discussed previously.
IBNR decreased during 2016 primarily due to declines in group Medicare Advantage, individual commercial medical, and fully-insured commercial group medical membership in 2016. IBNR increased during 2015 primarily as a result of individual Medicare Advantage membership growth while during 2014 IBNR also increased as a result of individual Medicare Advantage membership growth as well as significant growth in individual commercial medical and group Medicare Advantage membership. As discussed previously, our cash flows are impacted by changes in enrollment. In 2014 (the first year plans compliant with the Health Care Reform Law were effective), membership in new fully-insured individual commercial medical plans compliant with the Health Care Reform Law grew as compared with much lower growth in membership in these plans in 2015 and a decline in membership in these plans in 2016. Similarly, growth in group Medicare Advantage membership in 2014 favorably impacted the 2014 cash flows while a decline in group Medicare Advantage membership in 2015 and more significantly in 2016, negatively impacted the 2015 and 2016 cash flows.

The detail of total net receivables was as follows at December 31, 2016, 2015 and 2014:

				Change
	2016	2015	2014	2016	2015	2014
	(in millions)
Medicare	$787	$765	$664	$22	$101	$88
Commercial and other	579	420	381	159	39	162
Military services	32	77	106	(45)	(29)	19
Allowance for doubtful accounts	(118)	(101)	(98)	(17)	(3)	(27)
Total net receivables	$1,280	$1,161	$1,053	119	108	242
Reconciliation to cash flow statement:
Provision for doubtful accounts				39	61	32
Change in receivables acquired, held-for-sale, or disposed from sale of business				—	11	(10)
Change in receivables per cash flow statement resulting in cash from operations				$158	$180	$264
As disclosed previously, on June 1, 2015, we completed the sale of our wholly owned subsidiary Concentra. Net receivables associated with Concentra were classified as held-for-sale at December 31, 2014 excluded from the table above for comparative purposes.
Medicare receivables are impacted by changes in revenue associated with individual and group Medicare membership changes as well as the timing of accruals and related collections associated with the CMS risk-adjustment model.
The increases in commercial and other receivables in 2016 as compared to 2015 primarily reflects an increase in our receivable associated with the commercial risk adjustment provision of the Health Care Reform Law. Similarly, excluding the effect of classifying Concentra receivables as held-for-sale at December 31, 2014, the increase in commercial and other receivables in 2014 primarily was due to the commercial risk adjustment provisions of the Health Care Reform Law which became effective in 2014.
Military services receivables at December 31, 2016, 2015, and 2014 primarily consist of administrative services only fees owed from the federal government for administrative services provided under our current TRICARE South Region contract.
Many provisions of the Health Care Reform Law became effective in 2014, including the commercial risk adjustment, risk corridor, and reinsurance provisions as well as the non-deductible health insurance industry fee. As discussed previously, the timing of payments and receipts associated with these provisions impact our operating cash flows as we build receivables for each coverage year that are expected to be collected in subsequent coverage years. During 2016, net collections under the 3Rs associated with prior coverage years were $383 million as compared to net collections of $417 million in 2015. There were no amounts collected in 2014, the first year of the programs. The net receivable balance associated with the 3Rs was approximately $456 million at December 31, 2016, including certain amounts recorded in receivables as noted above. In 2016, we paid the federal government $916 million for the annual health insurance industry fee compared to our payments of $867 million in 2015 and $562 million in 2014.
In addition to the timing of payments of benefits expense, receipts for premiums and services revenues, and amounts due under the risk limiting and health insurance industry fee provisions of the Health Care Reform Law, other items impacting operating cash flows include income tax payments and the timing of payroll cycles resulting in one less payroll cycle in 2016 than in 2015.

Cash Flow from Investing Activities
Our ongoing capital expenditures primarily relate to our information technology initiatives, support of services in our provider services operations including medical and administrative facility improvements necessary for activities such as the provision of care to members, claims processing, billing and collections, wellness solutions, care coordination, regulatory compliance and customer service. Total capital expenditures, excluding acquisitions, were $527 million in 2016, $523 million in 2015, and $528 million in 2014.
We reinvested a portion of our operating cash flows in investment securities, primarily investment-grade fixed income securities, totaling $828 million in 2016. Proceeds from sales and maturities of investment securities exceeded purchases by $103 million in 2015 and $411 million in 2014. These net proceeds were used to fund normal working capital needs due to an increase in receivables associated with the 3Rs in addition to the timing of payments to and receipts from CMS associated with Medicare Part D reinsurance subsidies, as discussed below.
In 2015, we purchased a $284 million note receivable directly from a third-party bank syndicate related to the financing of MCCI Holdings, LLC's business as described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. The purchase of this note is included with purchases of investment securities in our consolidated statement of cash flows.
On June 1, 2015, we completed the sale of Concentra for approximately $1,055 million in cash, excluding approximately $22 million of transaction costs.
Cash consideration paid for acquisitions, net of cash acquired, was $7 million in 2016, $38 million in 2015, and $18 million in 2014. Acquisitions in each year included health and wellness related acquisitions.
Cash Flow from Financing Activities
Our financing cash flows are significantly impacted by the timing of claims payments and the related receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. Settlement of the reinsurance and low-income cost subsidies is based on a reconciliation made approximately 9 months after the close of each calendar year. Receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk were $1.1 billion higher than claims payments during 2016. Conversely, claims payments were $361 million higher than receipts from CMS associated with Medicare Part D claims subsidies for which we do not assume risk during 2015 and $945 million higher during 2014. In 2014 and 2015, we experienced higher specialty prescription drug costs associated with a new treatment for Hepatitis C than were contemplated in our bids which resulted in higher subsidy receivable balances in those years that were settled in 2015 and 2016, respectively, under the terms of our contracts with CMS. Our net receivable for CMS subsidies and brand name prescription drug discounts was $0.9 billion at December 31, 2016 compared to $2.0 billion at December 31, 2015. Refer to Note 6 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Under our administrative services only TRICARE South Region contract, health care cost payments for which we do not assume risk exceeded reimbursements from the federal government by $25 million in 2016 and by $4 million in 2015. Reimbursements from the federal government equaled health care cost payments for which we do not assume risk in 2014.
Claims payments associated with cost sharing provisions of the Health Care Reform Law for which we do not assume risk were higher than reimbursements from HHS by $28 million in 2016 and less than reimbursements by $69 million in 2015 and by $26 million in 2014. See Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for further description.
We repurchased 1.85 million shares for $329 million in 2015 and 5.7 million shares for $730 million in 2014(excludes another $100 million held back pending final settlement of an accelerated stock repurchase plan in March 2015) under share repurchase plans authorized by the Board of Directors. We did not repurchase shares in 2016 due to restrictions under the Merger Agreement. We also acquired common shares in connection with employee stock plans for an aggregate cost of $104 million in 2016, $56 million in 2015, and $42 million in 2014.

As discussed further below, we paid dividends to stockholders of $177 million in 2016 and $172 million in each of 2015 and 2014.
We entered into a commercial paper program in October 2014. Net repayments of commercial paper were $2 million in 2016 and the maximum principal amount outstanding at any one time during 2016 was $475 million. Net proceeds from the issuance of commercial paper were $298 million in 2015 and the maximum principal amount outstanding at any one time during 2015 was $414 million. There were no net proceeds from the issuance of commercial paper in 2014 and the maximum principal amount outstanding at any one time during 2014 was $175 million.
In September 2014, we issued $400 million of 2.625% senior notes due October 1, 2019, $600 million of 3.85% senior notes due October 1, 2024 and $750 million of 4.95% senior notes due October 1, 2044. Our net proceeds, reduced for the underwriters' discount and commission and offering expenses, were $1.73 billion. We used a portion of the net proceeds to redeem our $500 million 6.45% senior unsecured notes.
The remainder of the cash used in or provided by financing activities in 2016, 2015, and 2014 primarily resulted from proceeds from stock option exercises and the change in book overdraft.

Future Sources and Uses of Liquidity
Dividends
For a detailed discussion of dividends to stockholders, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Stock Repurchases
On February 14, 2017, we and Aetna agreed to mutually terminate the Merger Agreement, and also announced that the Board had approved a new authorization for share repurchases of up to $2.25 billion of our common stock exclusive of shares repurchased in connection with employee stock plans, expiring on December 31, 2017. Under this new authorization, we expect to complete a $1.5 billion accelerated share repurchase program in the first quarter of 2017. For a detailed discussion of stock repurchases, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Debt
For a detailed discussion of our debt, including our senior notes, credit agreement and commercial paper program, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Liquidity Requirements
We believe our cash balances, investment securities, operating cash flows, and funds available under our credit agreement and our commercial paper program or from other public or private financing sources, taken together, provide adequate resources to fund ongoing operating and regulatory requirements, acquisitions, future expansion opportunities, and capital expenditures for at least the next twelve months, as well as to refinance or repay debt, and repurchase shares.
Adverse changes in our credit rating may increase the rate of interest we pay and may impact the amount of credit available to us in the future. Our investment-grade credit rating at December 31, 2016 was A- according to Standard & Poor’s Rating Services, or S&P, and Baa3 according to Moody’s Investors Services, Inc., or Moody’s. A downgrade by S&P to BB+ or by Moody’s to Ba1 triggers an interest rate increase of 25 basis points with respect to $750 million of our senior notes. Successive one notch downgrades increase the interest rate an additional 25 basis points, or annual interest expense by $2 million, up to a maximum 100 basis points, or annual interest expense by $8 million.
In addition, we operate as a holding company in a highly regulated industry. Humana Inc., our parent company, is dependent upon dividends and administrative expense reimbursements from our subsidiaries, most of which are subject to regulatory restrictions. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our state-regulated operating subsidiaries. Cash, cash equivalents, and short-term investments at the parent company increased to $2.0 billion at December 31, 2016 from $1.6 billion at December 31, 2015. This increase primarily reflects operating cash derived from our non-insurance subsidiaries' profits partially offset by capital expenditures, payment of stockholder dividends, and common stock repurchases. Our use of operating cash derived from our non-insurance subsidiaries, such as our Healthcare Services segment, is generally not restricted by Departments of Insurance (or comparable state regulatory agencies). Our regulated subsidiaries paid dividends to the parent of $763 million in 2016, $493 million in 2015, and $927 million in 2014. Subsidiary dividends in 2015 reflect the impact of losses for our individual commercial medical business compliant with the Health Care Reform Law and the November 5, 2015 revised statutory accounting guidance requiring the exclusion of risk corridor receivables from related statutory surplus. Refer to our parent company financial statements and accompanying notes in Schedule I - Parent Company Financial Information. Excluding Puerto Rico subsidiaries, the amount of ordinary dividends that may be paid to our parent company in 2017 is approximately $850 million, in the aggregate. Actual dividends paid may vary due to consideration of excess statutory capital and surplus and expected future surplus requirements related to, for example, premium volume and product mix.
Our parent company funded a subsidiary capital contribution of approximately $535 million in the first quarter of 2017 for reserve strengthening associated with our closed block of long-term care insurance policies discussed further in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
In 2016, we paid the federal government $916 million for the annual health insurance industry fee. The Consolidated Appropriations Act, 2016, enacted on December 18, 2015, included a one-time one year suspension in 2017 of the health insurer fee.
Regulatory Requirements
For a detailed discussion of our regulatory requirements, including aggregate statutory capital and surplus as well as dividends paid from the subsidiaries to the parent, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Contractual Obligations
We are contractually obligated to make payments for years subsequent to December 31, 2016 as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Debt	$4,100	$300	$1,200	$—	$2,600
Interest (1)	2,354	188	283	236	1,647
Operating leases (2)	697	185	283	134	95
Purchase obligations (3)	348	184	156	7	1
Future policy benefits payable and other long-term liabilities (4)	3,279	93	453	215	2,518
Total	$10,778	$950	$2,375	$592	$6,861

(1)	Interest includes the estimated contractual interest payments under our debt agreements.

(2)
We lease facilities, computer hardware, and other furniture and equipment under long-term operating leases that are noncancelable and expire on various dates through 2037. We sublease facilities or partial facilities to third party tenants for space not used in our operations which partially mitigates our operating lease commitments. An operating lease is a type of off-balance sheet arrangement. Assuming we acquired the asset, rather than leased such asset, we would have recognized a liability for the financing of these assets. See also Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

(3)
Purchase obligations include agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(4)
Includes future policy benefits payable ceded to third parties through 100% coinsurance agreements as more fully described in Note 19 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. We expect the assuming reinsurance carriers to fund these obligations and reflected these amounts as reinsurance recoverables included in other long-term assets on our consolidated balance sheet. Amounts payable in less than one year are included in trade accounts payable and accrued expenses in the consolidated balance sheet.

Off-Balance Sheet Arrangements
As of December 31, 2016, we were not involved in any special purpose entity, or SPE, transactions. For a detailed discussion of off-balance sheet arrangements, please refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Guarantees and Indemnifications
For a detailed discussion of our guarantees and indemnifications, please refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Government Contracts
For a detailed discussion of our government contracts, including our Medicare, Military, and Medicaid contracts, please refer to Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Other
On February 14, 2017, we and Aetna agreed to mutually terminate the Merger Agreement, as our Board determined that an appeal of the Court's ruling would not be in the best interest of our stockholders. Under terms of the Merger Agreement, we are entitled to a breakup fee of $1 billion.
Under state guaranty assessment laws, including those related to state cooperative failures in the industry, we may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as we do. Penn Treaty is a financially distressed unaffiliated long-term care insurance company. A final court ruling on Penn Treaty's insolvency would trigger a guarantee fund assessment that would result in expense for us, based on current information, estimated at approximately $30 million.

Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We continuously evaluate our estimates and those critical accounting policies primarily related to benefits expense and revenue recognition as well as accounting for impairments related to our investment securities, goodwill, and long-lived assets. These estimates are based on knowledge of current events and anticipated future events and, accordingly, actual results ultimately may differ from those estimates. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Benefits Expense Recognition
Benefits expense is recognized in the period in which services are provided and includes an estimate of the cost of services which have been incurred but not yet reported, or IBNR. IBNR represents a substantial portion of our benefits payable as follows:

	December 31, 2016	Percentage of Total	December 31, 2015	Percentage of Total
	(dollars in millions)
IBNR	$3,422	75.0%	$3,730	75.0%
Reported claims in process	654	14.3%	600	12.1%
Premium deficiency reserve	—	—%	176	3.5%
Other benefits payable	487	10.7%	470	9.4%
Total benefits payable	$4,563	100.0%	$4,976	100.0%
Our reserving practice is to consistently recognize the actuarial best point estimate within a level of confidence required by actuarial standards. For further discussion of our reserving methodology, including our use of completion and claims per member per month trend factors to estimate IBNR, refer to Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
The completion and claims per member per month trend factors are the most significant factors impacting the IBNR estimate. The portion of IBNR estimated using completion factors for claims incurred prior to the most recent two months is generally less variable than the portion of IBNR estimated using trend factors. The following table illustrates the sensitivity of these factors assuming moderate adverse experience and the estimated potential impact on our operating results caused by reasonably likely changes in these factors based on December 31, 2016 data:

Completion Factor (a):		Claims Trend Factor (b):
Factor Change (c)	Decrease in Benefits Payable	Factor Change (c)	Decrease in Benefits Payable
(dollars in millions)
0.60%	$(186)	(2.75)%	$(296)
0.50%	$(155)	(2.50)%	$(269)
0.40%	$(124)	(2.25)%	$(242)
0.30%	$(93)	(2.00)%	$(215)
0.20%	$(62)	(1.75)%	$(188)
0.10%	$(31)	(1.50)%	$(162)
—%	$—	(1.25)%	$(135)

(a)	Reflects estimated potential changes in benefits payable at December 31, 2016 caused by changes in completion factors for incurred months prior to the most recent two months.

(b)
Reflects estimated potential changes in benefits payable at December 31, 2016 caused by changes in annualized claims trend used for the estimation of per member per month incurred claims for the most recent two months.

(c)	The factor change indicated represents the percentage point change.
The following table provides a historical perspective regarding the accrual and payment of our benefits payable, excluding military services. Components of the total incurred claims for each year include amounts accrued for current year estimated benefits expense as well as adjustments to prior year estimated accruals. Refer to Note 10 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for Retail and Group and Specialty segment tables including information about incurred and paid claims development as of December 31, 2016, net of reinsurance, as well as cumulative claim frequency and the total of IBNR included within the net incurred claims amounts.

	2016	2015	2014
	(in millions)
Balances at January 1	$4,976	$4,475	$3,893
Less: Premium deficiency reserve	(176)	—	—
Less: Reinsurance recoverables	(85)	(78)	—
Balances at January 1, net	4,715	4,397	3,893
Incurred related to:
Current year	45,318	44,397	38,641
Prior years	(582)	(236)	(518)
Total incurred	44,736	44,161	38,123
Paid related to:
Current year	(40,852)	(39,802)	(34,357)
Prior years	(4,112)	(4,041)	(3,262)
Total paid	(44,964)	(43,843)	(37,619)
Premium deficiency reserve	—	176	—
Reinsurance recoverable	76	85	78
Balances at December 31	$4,563	$4,976	$4,475
The following table summarizes the changes in estimate for incurred claims related to prior years attributable to our key assumptions. As previously described, our key assumptions consist of trend and completion factors estimated using an assumption of moderately adverse conditions. The amounts below represent the difference between our original estimates and the actual benefits expense ultimately incurred as determined from subsequent claim payments.

	Favorable Development by Changes in Key Assumptions
	2016		2015		2014
	Amount	Factor Change (a)	Amount	Factor Change (a)	Amount	Factor Change (a)
	(dollars in millions)
Trend factors	$(316)	(2.9)%	$(145)	(1.5)%	$(266)	(3.7)%
Completion factors	(266)	0.9%	(91)	0.4%	(252)	1.2%
Total	$(582)		$(236)		$(518)

(a)	The factor change indicated represents the percentage point change.
As previously discussed, our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for claims. Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $582 million in 2016, $236 million in 2015, and $518 million in 2014. The table below details our favorable medical claims reserve development related to prior fiscal years by segment for 2016, 2015, and 2014.

	Favorable Medical Claims Reserve Development			Change
	2016	2015	2014	2016	2015
	(in millions)
Retail Segment	$(429)	$(248)	$(485)	$(181)	$237
Group and Specialty Segment	(46)	(7)	(29)	(39)	22
Individual Commercial	(106)	20	(3)	(126)	23
Other Businesses	(1)	(1)	(1)	—	—
Total	$(582)	$(236)	$(518)	$(346)	$282
The favorable medical claims reserve development for 2016, 2015, and 2014 primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. Our favorable development for each of the years presented above is discussed further in Note 10 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
We continually adjust our historical trend and completion factor experience with our knowledge of recent events that may impact current trends and completion factors when establishing our reserves. Because our reserving practice is to consistently recognize the actuarial best point estimate using an assumption of moderately adverse conditions as required by actuarial standards, there is a reasonable possibility that variances between actual trend and completion factors and those assumed in our December 31, 2016 estimates would fall towards the middle of the ranges previously presented in our sensitivity table.
Benefits expense excluded from the previous table was as follows for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
	(in millions)
Premium deficiency reserve for short-duration policies	$(176)	$176	$—
Military services	8	12	11
Future policy benefits	439	(80)	32
Total	$271	$108	$43
In the fourth quarter of 2015, we recognized a premium deficiency reserve for our individual commercial medical business compliant with the Health Care Reform Law associated with the 2016 coverage year as discussed in more detail in Note 7 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Military services benefits expense for each year in the table above reflect expenses associated with our contracts with the Veterans Administration.
The higher benefits expense associated with future policy benefits payable during 2016 primarily relates to reserve strengthening for our closed block of long-term care insurance policies acquired in connection with the 2007 KMG America Corporation, or KMG, acquisition more fully described below and in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. Certain health policies sold to individuals prior to 2014 (the first year plans compliant with the Health Care Reform Law were effective) are accounted for as long-duration as more fully described below. The decrease in benefits expense associated with future policy benefits payable in 2015 primarily reflects the release of reserves as individual commercial medical members transitioned to plans compliant with the Health Care Reform Law.
Future policy benefits payable of $2.8 billion and $2.2 billion at December 31, 2016 and 2015, respectively, represent liabilities for long-duration insurance policies including long-term care insurance, life insurance, annuities, and certain health and other supplemental policies sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on premium rate increase, interest rate, mortality, morbidity, persistency (the percentage of policies remaining in-force), and maintenance expense assumptions. Interest rates are based on our expected net investment returns on the investment portfolio supporting the reserves for these blocks of business. Mortality, a measure of expected death, and morbidity, a measure of health status, assumptions are based on published actuarial tables, modified based upon actual experience. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is issued and only change if our expected future experience deteriorates to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits and maintenance costs (i.e. the loss recognition date). Because these policies have long-term claim payout periods, there is a greater risk of significant variability in claims costs, either positive or negative. We perform loss recognition tests at least annually in the fourth quarter, and more frequently if adverse events or changes in circumstances indicate that the level of the liability, together with the present value of future gross premiums, may not be adequate to provide for future expected policy benefits and maintenance costs.
Future policy benefits payable include $2.2 billion at December 31, 2016 and $1.5 billion at December 31, 2015 associated with a non-strategic closed block of long-term care insurance policies acquired in connection with the 2007 acquisition of KMG. Approximately 30,800 policies remain in force as of December 31, 2016. No new policies have been written since 2005 under this closed block. Future policy benefits payable includes amounts charged to accumulated other comprehensive income for an additional liability that would exist on our closed-block of long-term care insurance policies if unrealized gains on the sale of the investments backing such products had been realized and the proceeds reinvested at then current yields. There was a $77 million additional liability at December 31, 2016 and no additional liability at December 31, 2015. Amounts charged to accumulated other comprehensive income are net of applicable deferred taxes.
Long-term care insurance policies provide nursing home and home health coverage for which premiums are collected many years in advance of benefits paid, if any. Therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual interest, morbidity, mortality, and maintenance expense assumptions from those assumed in our reserves are particularly significant to our closed block of long-term care insurance policies. A prolonged period during which interest rates remain at levels lower than those anticipated in our reserving would result in shortfalls in investment income on assets supporting our obligation under long term care policies because the long duration of the policy obligations exceeds the duration of the supporting investment assets. Further, we monitor the loss experience of these long-term care insurance policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases, interest rates, and/or loss experience vary from our loss recognition date assumptions, future material adjustments to reserves could be required.
During 2016, we recorded a loss for a premium deficiency. The premium deficiency was based on current and anticipated experience that had deteriorated from our locked-in assumptions from the previous December 31, 2013 loss recognition date, particularly as they related to emerging experience indicating longer claims duration, a prolonged lower interest rate environment, and an increase in policyholder life expectancies. Based on this deterioration, we determined that our existing future policy benefits payable, together with the present value of future gross premiums, associated with our closed block of long-term care insurance policies were not adequate to provide for future policy benefits and maintenance costs under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during 2016 we recorded $505 million of additional benefits expense, with a corresponding increase in future policy benefits payable of $659 million partially offset by a related reinsurance recoverable of $154 million included in other long-term assets.
For our closed block of long-term care policies, actuarial assumptions used to estimate reserves are inherently uncertain due to the potential changes in trends in mortality, morbidity, persistency and interest rates as well as premium rate increases. As a result, our long term care reserves may be subject to material increases if these trends develop adversely to our expectations. The estimated increase in reserves and additional benefit expense from hypothetically modeling adverse variations in our actuarial assumptions, in the aggregate, could be up to $250 million, net of reinsurance. Although such hypothetical revisions are not currently appropriate, we believe they could occur based on past variances in experience and our expectation of the ranges of future experience that could reasonably occur, and any such revision could be material. Generally accepted accounting principles do not allow us to unlock our assumptions for favorable items.
In addition, future policy benefits payable includes amounts of $201 million at December 31, 2016, $205 million at December 31, 2015, and $210 million at December 31, 2014 which are subject to 100% coinsurance agreements as more fully described in Note 19 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, and as such are offset by a related reinsurance recoverable included in other long-term assets.
Revenue Recognition
We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions.
Our commercial contracts establish rates on a per employee basis for each month of coverage based on the type of coverage purchased (single to family coverage options). Our Medicare and Medicaid contracts also establish monthly rates per member. However, our Medicare contracts also have additional provisions as outlined in the following separate section.
Premiums revenue and administrative services only, or ASO, fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. In addition, we adjust revenues for estimated changes in an employer’s enrollment and individuals that ultimately may fail to pay, and for estimated rebates under the minimum benefit ratios required under the Health Care Reform Law. Enrollment changes not yet processed or not yet reported by an employer group or the government, also known as retroactive membership adjustments, are estimated based on available data and historical trends. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, estimated rebates, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in the current period’s revenue.
We bill and collect premium from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues from for our Medicare and individual commercial medical products resulting from the periodic changes in risk-adjustment scores derived from medical diagnoses for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.
Medicare Risk-Adjustment Provisions
CMS utilizes a risk-adjustment model which apportions premiums paid to Medicare Advantage, or MA, plans according to health severity. The risk-adjustment model, which CMS implemented pursuant to the Balanced Budget Act of 1997(BBA) and the Benefits and Improvement Protection Act of 2000 (BIPA), generally pays more for enrollees with predictably higher costs. Under the risk-adjustment methodology, all MA plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses this diagnosis data to calculate the risk-adjusted premium payment to MA plans. Rates paid to MA plans are established under an actuarial bid model, including a process that bases our payments on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s Medicare FFS program. We generally rely on providers, including certain providers in our network who are our employees, to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims. CMS is phasing-in the process of calculating risk scores using diagnoses data from the Risk Adjustment Processing System, or RAPS, to diagnosis data from the Encounter Data System, or EDS. The RAPS process requires MA plans to apply a filter logic based on CMS guidelines and only submit those claims that pass the filtering logic. For submissions through EDS, CMS requires MA plans to submit all the claims data and CMS will apply the risk adjustment filtering logic to determine the risk adjustment data used to calculate risk scores. For 2016, 10% of the risk score was calculated from claims data submitted through EDS, increasing to 25% of the risk score calculated from claims data through EDS for 2017. The phase-in from RAPS to EDS could result in different risk scores from each dataset as a result of plan processing issues, CMS processing issues, or filtering logic differences between RAPS and EDS, and could have a material adverse effect on our results of operations, financial position, or cash flows. We estimate risk-adjustment revenues based on medical diagnoses for our membership. The risk-adjustment model, including CMS changes to the submission process, is more fully described in Item 1. – Business under the section titled “Individual Medicare.”
Investment Securities
Investment securities totaled $9.8 billion, or 39% of total assets at December 31, 2016, and $9.1 billion, or 37% of total assets at December 31, 2015. Debt securities, detailed below, comprised this entire investment portfolio at December 31, 2016 and 2015. The fair value of debt securities were as follows at December 31, 2016 and 2015:

	December 31, 2016	Percentage of Total	December 31, 2015	Percentage of Total

	(dollars in millions)
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$786	8.0%	$332	3.6%
Mortgage-backed securities	1,637	16.7%	1,891	20.8%
Tax-exempt municipal securities	3,305	33.7%	2,668	29.3%
Mortgage-backed securities:
Residential	9	0.1%	13	0.1%
Commercial	304	3.1%	985	10.8%
Asset-backed securities	160	1.7%	263	2.9%
Corporate debt securities	3,597	36.7%	2,958	32.5%
Total debt securities	$9,798	100.0%	$9,110	100.0%
Approximately 98% of our debt securities were investment-grade quality, with a weighted average credit rating of AA by S&P at December 31, 2016. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. Our investment policy limits investments in a single issuer and requires diversification among various asset types.
Tax-exempt municipal securities included pre-refunded bonds of $276 million at December 31, 2016 and $178 million at December 31, 2015. These pre-refunded bonds were secured by an escrow fund consisting of U.S. government obligations sufficient to pay off all amounts outstanding at maturity. The ratings of these pre-refunded bonds generally assume the rating of the government obligations at the time the fund is established. Tax-exempt municipal securities that were not pre-refunded were diversified among general obligation bonds of U.S. states and local municipalities as well as special revenue bonds. General obligation bonds, which are backed by the taxing power and full faith of the issuer, accounted for $1.4 billion of these municipals in the portfolio. Special revenue bonds, issued by a municipality to finance a specific public works project such as utilities, water and sewer, transportation, or education, and supported by the revenues of that project, accounted for $1.6 billion of these municipals. Our general obligation bonds are diversified across the U.S. with no individual state exceeding 11%. In addition, certain monoline insurers guarantee the timely repayment of bond principal and interest when a bond issuer defaults and generally provide credit enhancement for bond issues related to our tax-exempt municipal securities. We have no direct exposure to these monoline insurers. We owned $132 million and $173 million at December 31, 2016 and 2015, respectively, of tax-exempt securities guaranteed by monoline insurers. The equivalent weighted average S&P credit rating of these tax-exempt securities without the guarantee from the monoline insurer was AA.
Our direct exposure to subprime mortgage lending is limited to investment in residential mortgage-backed securities and asset-backed securities backed by home equity loans. The fair value of securities backed by Alt-A and subprime loans was less than $1 million at December 31, 2016 and $1 million at December 31, 2015. There are no collateralized debt obligations or structured investment vehicles in our investment portfolio. The percentage of corporate securities associated with the financial services industry was 23% at December 31, 2016 and 25% at December 31, 2015.
Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2016:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

	(in millions)
December 31, 2016
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$697	$(15)	$3	$—	$700	$(15)
Mortgage-backed securities	1,528	(31)	3	—	1,531	(31)
Tax-exempt municipal securities	2,756	(67)	43	(1)	2,799	(68)
Mortgage-backed securities:
Residential	—	—	4	—	4	—
Commercial	182	(3)	24	(1)	206	(4)
Asset-backed securities	51	—	63	—	114	—
Corporate debt securities	1,544	(71)	69	(7)	1,613	(78)
Total debt securities	$6,758	$(187)	$209	$(9)	$6,967	$(196)
Under the other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income.
When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase. The risks inherent in assessing the impairment of an investment include the risk that market factors may differ from our expectations, facts and circumstances factored into our assessment may change with the passage of time, or we may decide to subsequently sell the investment. The determination of whether a decline in the value of an investment is other than temporary requires us to exercise significant diligence and judgment. The discovery of new information and the passage of time can significantly change these judgments. The status of the general economic environment and significant changes in the national securities markets influence the determination of fair value and the assessment of investment impairment. There is a continuing risk that declines in fair value may occur and additional material realized losses from sales or other-than-temporary impairments may be recorded in future periods.
The recoverability of our non-agency residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. These residential and commercial mortgage-backed securities at December 31, 2016 primarily were composed of senior tranches having high credit support, with over 99% of the collateral consisting of prime loans. The weighted average credit rating of all commercial mortgage-backed securities was AA+ at December 31, 2016.
All issuers of securities we own that were trading at an unrealized loss at December 31, 2016 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates in the current markets than when the securities were purchased. At December 31, 2016, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2016. There were no material other-than-temporary impairments in 2016, 2015, or 2014.
Goodwill and Long-lived Assets
At December 31, 2016, goodwill and other long-lived assets represented 20% of total assets and 47% of total stockholders’ equity, compared to 20% and 48%, respectively, at December 31, 2015.
We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. We are required to aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition. The carrying amount of goodwill for our reportable segments has been retrospectively adjusted to conform to the 2015 segment change discussed in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
We use a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Our strategy, long-range business plan, and annual planning process support our goodwill impairment tests. These tests are performed, at a minimum, annually in the fourth quarter, and are based on an evaluation of future discounted cash flows. We rely on this discounted cash flow analysis to determine fair value. However outcomes from the discounted cash flow analysis are compared to other market approach valuation methodologies for reasonableness. We use discount rates that correspond to a market-based weighted-average cost of capital and terminal growth rates that correspond to long-term growth prospects, consistent with the long-term inflation rate. Key assumptions in our cash flow projections, including changes in membership, premium yields, medical and operating cost trends, and certain government contract extensions, are consistent with those utilized in our long-range business plan and annual planning process. If these assumptions differ from actual, including the impact of the Health Care Reform Law or changes in Government rates, the estimates underlying our goodwill impairment tests could be adversely affected. Goodwill impairment tests completed in each of the last three years did not result in an impairment loss. The fair value of our reporting units with significant goodwill exceeded carrying amounts by a substantial margin. A 100 basis point increase in the discount rate would not have a significant impact on the amount of margin for any of our reporting units with significant goodwill, with the exception of our provider services reporting unit in our Healthcare Services segment. The provider services reporting unit would decline to less than 10% margin after factoring in a 100 basis point increase in the discount rate.
Long-lived assets consist of property and equipment and other finite-lived intangible assets. These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews. We periodically review long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, we must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value. We also must estimate and make assumptions regarding the useful life we assign to our long-lived assets. If these estimates or their related assumptions change in the future, we may be required to record impairment losses or change the useful life, including accelerating depreciation or amortization for these assets. There were no material impairment losses in the last three years.